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TABLE OF CONTENTS

As filed with the U.S. Securities and Exchange Commission on October 17, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Affordable Residential Communities Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)
84-1477939 (I.R.S. Employer Identification Number)
7887 E. Belleview Ave., Suite 200 Englewood, Colorado 80111 (303) 383-7500 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Scott L. Gesell
Executive Vice President and General Counsel
Affordable Residential Communities Inc.
7887 E. Belleview Ave., Suite 200
Englewood, Colorado 80111
Phone: (303) 383-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Fred B. White III, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Phone: (212) 735-3000 Fax: (212) 735-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box ☐

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.01 per share	10,000,000(1)	$8.00(1)	$80,000,000(2)	$8,560

Rights to purchase Common Stock, par value $0.01 per share	(3)	N/A	N/A	$0.00(4)

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Represents the aggregate gross proceeds from the exercise of the maximum number of rights that may be issued.

(3)
Evidencing the rights to subscribe for 10,000,000 shares of common stock, par value $0.01 per share.

(4)
The rights are being issued without consideration.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until this registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 17, 2006

PROSPECTUS

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

10,000,000 SHARES OF COMMON STOCK

        We are distributing at no charge to the holders of our common stock, par value $0.01 per share, non-transferable subscription rights to purchase up to an aggregate of 10 million shares of our common stock at a cash subscription price of $8.00 per share. The purpose of this rights offering is to partially fund the cash portion of the purchase price for our acquisition of NLASCO, Inc., which we refer to as NLASCO. On October 6, 2006, we signed an agreement to acquire NLASCO for consideration consisting of $105.75 million in cash and approximately 1.2 million shares of our common stock that will be issued at the time of closing of the acquisition of NLASCO.

        The total purchase price of shares offered in this rights offering will be $80 million. You will not be entitled to receive any subscription rights unless you are a holder of record of our common stock as of the close of business on                        .

        On October 13, 2006, we entered into an Investment Agreement, which we refer to as the Investment Agreement, with Gerald J. Ford, one of our directors and the beneficial owner of approximately 17.6% of our common stock, ARC Diamond, LP, or ARC Diamond, an affiliate of Mr. Ford, and Hunter's Glen/Ford, Ltd., or Hunter's Glen/Ford, also an affiliate of Mr. Ford, pursuant to which Mr. Ford and ARC Diamond, who are currently ARC stockholders, have agreed not to exercise their subscription rights to purchase 1,760,000 shares of our common stock that they will receive in the rights offering. Instead, Mr. Ford and ARC Diamond have agreed to purchase the shares of our common stock that they otherwise would have been entitled to subscribe for in the rights offering in a private placement directly from us at the same price per share as in the rights offering. Pursuant to the Investment Agreement, Hunter's Glen/Ford has agreed to backstop the rights offering, meaning it has agreed to purchase all shares of common stock that remain unsubscribed for in the rights offering, other than shares which are covered by rights distributed to Mr. Ford and ARC Diamond, at the same price per share as in the rights offering. At a special meeting of the Company's stockholders to be held on                        , our stockholders will vote on whether to approve the issuance and sale of our common stock under the Investment Agreement. If the issuance and sale of our common stock under the Investment Agreement is not approved at the special meeting, then the rights offering will be cancelled. The rights offering is not conditioned upon the consummation of the NLASCO acquisition.

        We are registering 10 million shares of our common stock to be offered in the rights offering in the registration statement of which this prospectus is a part, but any shares purchased by Mr. Ford, ARC Diamond and Hunter's Glen/Ford pursuant to the Investment Agreement, which are included in the 10 million shares, will not be covered by the registration statement and will be acquired in a private placement.

        The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on                        , the expected expiration date of this rights offering. We, in our sole discretion, may extend the period for exercising the subscription rights. We will extend the duration of the rights offering as required by applicable law, and may choose to extend it if we decide that the degree of participation in this rights offering by holders of our common stock is less than the level we desire and we believe that extending the duration of this rights offering may increase the level of participation by such holders or if we decide that changes in the market price of our common stock warrant an extension. However, because Hunter's Glen/Ford has agreed to backstop this rights offering, we will not need to extend the exercise period to increase the overall level of participation because the backstop arrangement ensures that we will receive total gross proceeds of $80 million. Subscription rights that are not exercised by the expiration date of this rights offering will expire and will have no value. You should carefully consider whether or not to exercise your subscription rights before the expiration date.

        The subscription rights may not be sold or transferred.

        Shares of our common stock are quoted on the New York Stock Exchange under the symbol "ARC." The last sale price of our common stock on                        was $        per share.

	Per Share	Aggregate
Subscription Price	$8.00	$80,000,000
Estimated Expenses	$.35	$3,500,000
Net Proceeds to ARC	$7.65	$76,500,000

        INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 7 OF THIS PROSPECTUS BEFORE EXERCISING YOUR RIGHTS.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is

TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS
QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING
THE RIGHTS OFFERING
USE OF PROCEEDS
INVESTMENT AGREEMENT
SPECIAL MEETING
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DILUTION
CAPITALIZATION
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE

PROSPECTUS SUMMARY

        The following summary highlights selected information contained elsewhere in this prospectus and may not contain all of the information that is important to you. We encourage you to read this prospectus together with additional information described under the heading "Where You Can Find More Information" in its entirety. You should pay special attention to the "Risk Factors" section of this prospectus. The terms "the Company," "we," "our", "ours," "us" and "ARC" refers to Affordable Residential Communities Inc. and its subsidiaries. The term "NLASCO" refers to the business of NLASCO, Inc. and its consolidated subsidiaries and controlled affiliates.

The Company

        Affordable Residential Communities Inc., also referred to as ARC or the Company, is a Maryland corporation that is engaged in the acquisition, renovation, repositioning and operation of primarily all-age manufactured home communities, the retail sale and financing of manufactured homes, the rental of manufactured homes and other related businesses, including acting as agent in the sale of homeowners insurance and related products, primarily to residents or prospective residents of ARC communities. ARC was organized in July 1998 and operates primarily through Affordable Residential Communities LP, or the OP, and its subsidiaries, of which ARC is the sole general partner and owned 96.5% as of June 30, 2006. Through the years ended December 31, 2005, ARC was organized as a fully integrated, self-administered and self-managed real estate investment trust, or REIT, for U.S. Federal income tax purposes. In March 2006, ARC's board of directors decided to revoke the Company's election as a REIT for U.S. Federal income tax purposes.

        As of June 30, 2006, ARC owned and operated 276 communities (excluding four communities classified as discontinued operations) consisting of 57,359 homesites (excluding 989 homesites classified as discontinued operations) in 24 states with occupancy of 83.5%. ARC's five largest markets are: Dallas-Fort Worth, Texas, with 12.5% of total homesites; Atlanta, Georgia, with 8.7% of total homesites; Salt Lake City, Utah, with 6.6% of total homesites; the Front Range of Colorado, with 5.7% of total homesites; and Kansas City-Lawrence-Topeka, with 4.2% of total homesites. ARC also conducts a retail home sales business.

        ARC's common stock is traded on the New York Stock Exchange under the symbol "ARC." ARC's Series A Cumulative Redeemable Preferred Stock is traded on the New York Stock Exchange under the symbol "ARC-PA." ARC has no public trading history prior to February 12, 2004.

        ARC's principal executive, corporate and property management offices are located at 7887 E. Belleview Avenue, Suite 200, Englewood, Colorado 80111, and ARC's telephone number is (303) 383-7500. ARC's Internet address is www.aboutarc.com. The information contained on ARC's website is not part of this prospectus.

Recent Developments

  Acquisition of NLASCO, Inc.

        ARC and ARC Insurance Holdings Inc., a subsidiary of ARC, which we refer to as Buyer, on the one hand, and C. Clifton Robinson, C.C. Robinson Property Company, Ltd. and The Robinson Charitable Remainder Unitrust, which we refer to as the Sellers, on the other hand, have entered into a Stock Purchase Agreement, dated as of October 6, 2006, which we refer to as the NLASCO Agreement. Subject to the terms and conditions of the NLASCO Agreement, at the closing we will purchase from Sellers all of the outstanding shares of capital stock of NLASCO in exchange for cash in the amount of $105,750,000 and 1,218,880 shares of our common stock, which shares will be issued to Mr. Robinson and will be placed into escrow pursuant to an escrow agreement. We refer to this transaction as the NLASCO acquisition. The purchase price will be subject to adjustments based on (1) the GAAP stockholders' equity of NLASCO as of the closing date as finally determined by the parties and (2) the amount of actual losses as of the 36-month anniversary of the closing date for claims arising out of events or circumstances that occurred or existed on or prior to the closing date, compared to the reserves for losses as reflected on the closing balance sheet for both reported claims and for incurred but not reported claims.

        Immediately before the closing, and subject to any necessary regulatory approvals or third party consents, Sellers will cause NLASCO to make a dividend or distribution to Sellers in an aggregate amount equal to the excess of (1) the closing date stockholders' equity over (2) $71,009,382. At closing, NLASCO will repay approximately $5.6 million aggregate principal amount of outstanding debt.

        NLASCO is a Delaware corporation that specializes in providing fire and homeowners insurance to low value dwellings and manufactured homes primarily in Texas and other areas of the south, southeastern and southwestern United States. NLASCO operates two insurance subsidiaries, National Lloyds Insurance Company, which we refer to as NLIC, and American Summit Insurance Company, which we refer to as ASIC. NLIC is rated "A" (Excellent) by A.M. Best Company, and ASIC is rated "B++" (Very Good) by A.M. Best. NLIC, chartered in 1948 and licensed in 18 states, is an insurance company on the Lloyd's plan domiciled in Texas. NLIC underwrites fire and limited homeowner's insurance through approximately 4,800 independent agents. Through approximately 1,800 independent agents and selected managing general agents, which we refer to as MGAs, ASIC offers homeowners and property and casualty insurance primarily to manufactured home owners. NLASCO's policies are typically written for actual cash value of up to $250,000 in the low value dwelling market and replacement cost of up to $125,000 in the manufactured home market. Liability on a homeowners policy typically provides coverage up to $100,000 with a maximum of $300,000 issued by a few select agents. The vast majority of NLASCO's property policies currently exclude coverage for water and mold and provide actual cash value payments as opposed to replacement costs. NLASCO has an experienced management team, a high quality agency force and an established track record of growth and underwriting profitability.

  Investment by Flexpoint Fund, L.P.

        On October 6, 2006, ARC and Flexpoint, L.P., or Flexpoint, whose general partner is Flexpoint Partners, LLC, entered into the Flexpoint Agreement. Flexpoint Partners, LLC, or Flexpoint Partners, is an equity investment firm based in Chicago, Illinois that focuses on the financial services and healthcare industries. Donald Edwards, the Managing Principal of Flexpoint Partners, is the former Chief Executive Officer of First Acceptance Corporation, a non-standard auto insurance company, and is experienced in insurance company operations and related matters. Under the terms of the Flexpoint Agreement, Flexpoint has agreed to purchase 2,087,683 shares of our common stock for $9.58 per share, subject to certain anti-dilution provisions, for aggregate proceeds of approximately $20 million. The per share purchase price of $9.58 is based on the volume-weighted average sale price of ARC shares for the period September 21, 2006 to October 4, 2006, the ten day period immediately preceding our board of directors meeting on October 5, 2006. Flexpoint's commitment to this purchase is conditioned upon the closing of the NLASCO acquisition and stockholder approval, as well as certain other conditions set forth in the Flexpoint Agreement. The Company will also reimburse Flexpoint Partners for its costs and expenses associated with the due diligence and negotiation of the NLASCO Agreement. Flexpoint Partners assisted the Company in the sourcing, due diligence and negotiation of the NLASCO acquisition and the NLASCO Agreement on a non-compensated basis. Gerald J. Ford, who is one of our directors and the beneficial owner of 17.6% of our common stock and who has entered into the Investment Agreement, is a limited partner of Flexpoint Fund, having committed $50 million of total committed funding of $225 million. As a limited partner of Flexpoint, Mr. Ford is pari passu with all other limited partners of Flexpoint and has no financial interest in, or management authority of, Flexpoint Partners, the general partner of Flexpoint. Upon the closing under the Flexpoint Agreement, Flexpoint will have the right to appoint an observer to ARC's board of directors. It is anticipated that Flexpoint Partners will continue to assist the Company in the future regarding the Company's insurance-related operations.

  Stockholder Rights Plan

        On July 11, 2006, we entered into a Stockholder Rights Plan, or Rights Plan, under which one right was distributed as a dividend for each share of our common stock held by stockholders of record as of the close of business on July 17, 2006. The Rights Plan was adopted as a means to preserve the use of previously accumulated net operating losses, or NOLs, as described below. Effective with the revocation of our REIT election in March 2006, we have been taxed as a corporation for U.S. Federal income tax purposes and our net income has been subject to taxation at regular (or alternative minimum) corporate rates without the benefit of a dividends paid deduction. We have NOLs from prior years that are expected to offset substantially our taxable income, if any. Therefore, the preservation of such NOLs is the key to minimizing our U.S. Federal income tax liability. U.S. Federal income tax law imposes significant limitations on the ability of a corporation to use its NOLs to offset income in circumstances where such corporation has experienced a "change in ownership." Generally, there is a change in ownership if, at any time, one or more 5% stockholders have aggregate increases in their ownership in the corporation of more than 50 percentage points looking back over the prior three year period. One of the principal reasons for adopting the Rights Plan is to preserve the use of our NOLs by dissuading investors from aggregating ownership in ARC and triggering such a change in ownership. The Rights Plan is designed to reduce the likelihood of a change in ownership by, among other things, discouraging any person or group from acquiring additional shares such that they would beneficially own 5% or more of the outstanding shares of our common stock. The Rights Plan was not adopted in response to any effort to acquire control of the Company. Under the Rights Plan, each right initially will entitle stockholders to purchase a fraction of a share of preferred stock at a purchase price of $50.00, subject to adjustment as provided in the Rights Plan. Subject to the exceptions and limitations contained in the Rights Plan, the rights generally will be exercisable only if a person or group acquires beneficial ownership of 5% or more of our common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 5% or more of our common stock. Unless earlier terminated, the Rights Plan will expire on July 17, 2016. At a special meeting to be held on                  , the Company's stockholders will vote on whether to approve an amendment to the Company's charter to restrict certain acquisitions of the Company's securities in order to preserve the benefits of the Company's NOLs for tax purposes. The Company's board of directors intends to terminate the Rights Plan if the charter amendment is approved.

The Rights Offering

Rights	We will distribute to each holder of record of our common stock as of the close of business on , at no charge, one non-transferable subscription right for each share of common stock they own. The subscription rights will be evidenced by non-transferable rights certificates. On October 13, 2006, we entered into an Investment Agreement, which we refer to as the Investment Agreement, with Gerald J. Ford, one of our directors and the beneficial owner of approximately 17.6% of our common stock, ARC Diamond, LP, or ARC Diamond, an affiliate of Mr. Ford, and Hunter's Glen/Ford, Ltd., or Hunter's Glen/Ford, also an affiliate of Mr. Ford, pursuant to which Mr. Ford and ARC Diamond, who are currently ARC stockholders, have agreed not to exercise their subscription rights to purchase 1,760,000 shares of our common stock that they will receive in the rights offering. Instead, Mr. Ford and ARC Diamond have agreed to purchase the shares of our common stock that they otherwise would have been entitled to subscribe for in the rights offering in a private placement directly from us at the same price per share as in the rights offering. Pursuant to the Investment Agreement, Hunter's Glen/Ford has agreed to backstop the rights offering, meaning it has agreed to purchase all shares of common stock that remain unsubscribed for in the rights offering, other than shares which are covered by rights distributed to Mr. Ford and ARC Diamond, at the same price per share.
Subscription Rights	Each right entitles its holder to purchase 0.242 shares of our common stock at the subscription price of $8.00 per share.
Subscription Price	$8.00 per share
Record Date
Expiration Date
Non-Transferability of Rights	The subscription rights are not transferable.
Fractional Shares	We will not issue fractional shares of our common stock.
Procedure for Exercising Rights
You may exercise your subscription rights by properly completing and executing your rights certificate together with any required signature guarantees and forwarding it, together in full with the subscription price for each share of common stock you subscribe for, to the subscription agent, on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under "The Rights Offering—Notice of Guaranteed Delivery." If you hold shares of our common stock through a broker, custodian bank or other nominee, see "—How Rights Holders Can Exercise Rights Through Others" below.

No Revocation	Once you have exercised your subscription rights, your exercise may not be revoked. Rights not exercised prior to the expiration of the rights offering will expire.
How Rights Holders Can Exercise Rights Through Others
If you hold our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.
How Foreign Stockholders and Other Stockholders Can Exercise Rights
The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an army post office or a foreign post office address. To exercise your rights, you must notify the subscription agent on or prior to 11:00 am., New York City time, at least three business days prior to the expiration date. If you are a stockholder whose address is outside the United States or if you have an army post office or a foreign post office address, see "The Rights Offering—Foreign Stockholders."
Material United States Federal Income Tax Consequences
A holder should not recognize income or loss for United States Federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. For a detailed discussion, see "Material United States Federal Income Tax Consequences."
Issuance of Our Common Stock	We will issue certificates representing shares purchased in the rights offering as soon as practicable after the expiration of the rights offering.
Conditions
At a special meeting of the Company's stockholders to be held on , our stockholders will vote on whether to approve the issuance and sale of our common stock under the Investment Agreement. If the issuance and sale of our common stock under the Investment Agreement is not approved at the special meeting, then the rights offering will be cancelled. The rights offering is not conditioned upon the consummation of the NLASCO acquisition. For further information, see "The Rights Offering—Conditions, Withdrawal and Termination."
No Recommendation to Rights Holders
We are not making any recommendations as to whether or not you should subscribe for shares of our common stock in the rights offering. You should decide whether to subscribe for shares based upon your own assessment of your best interests.

Use of Proceeds
The proceeds from this rights offering are expected to be $80 million. We intend to use the proceeds of the rights offering to partially fund the cash portion of the purchase price for our acquisition of NLASCO and to pay related fees and expenses of the acquisition of NLASCO and this offering.
Subscription Agent	American Stock Transfer & Trust Company
New York Stock Exchange symbol	"ARC"
Risk Factors
Before investing in our common stock, you should carefully read and consider the information set forth in "Risk Factors" beginning on page 7 of this prospectus and all other information appearing elsewhere and incorporated by reference in this prospectus and any accompanying prospectus supplement.

RISK FACTORS

        Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included or incorporated by reference in this prospectus before you decide to exercise your subscription rights. The following Risk Factors could adversely affect our revenue, expenses, net income, cash flow, ability to pay or refinance our debt obligations, ability to make distributions to our stockholders, and/or the per share trading price of our common stock.

Risks Related to the Rights Offering, the Investment Agreement and the Flexpoint Agreement

        The subscription price determined for the rights offering may not be indicative of the fair value of our common stock.

        The subscription price for our common stock in the rights offering was set by our board of directors. In determining the subscription price, our board of directors considered a number of factors, including: our need for capital to complete the NLASCO acquisition; our business prospects; the need to offer shares of common stock at a price that would be attractive to our stockholders relative to the current trading price of our common stock; the historic and current market price of our common stock; general conditions in the securities market and any difficulty in market conditions prevailing for the raising of equity capital; the likely cost of capital from other sources; our operating history; and the liquidity of our common stock. In conjunction with its review of these factors, our board of directors also reviewed analyses of prior rights offerings by other public companies, including the range of discounts to market value represented by the subscription prices in those rights offerings. The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition or any other established criteria for fair value. You should not consider the subscription price as an indication of the fair value of our common stock. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

        Stockholders who do not exercise their subscription rights may experience a dilution of their relative ownership interests.

        The rights offering is designed to enable us to raise capital while allowing the holders of our common stock on the record date for the rights offering to maintain their relative proportionate voting and economic interests in the Company, before giving effect to the NLASCO acquisition and the Flexpoint transaction. Gerald J. Ford, one of our directors and the beneficial owner of approximately 17.6% of our outstanding common stock, and ARC Diamond, one of Mr. Ford's affiliates, have agreed to purchase the shares of our common stock that they would otherwise have been entitled to receive pursuant to the subscription privilege in the rights offering in a private placement directly from us and not to exercise the subscription rights to purchase 1,760,000 shares of our common stock that they receive in the rights offering. In addition, Hunter's Glen/Ford has agreed to backstop the rights offering, meaning that it will purchase any shares of common stock that remain unsold in the rights offering, other than shares issuable under the subscription rights of Mr. Ford and ARC Diamond, at $8.00, the subscription price per share for the rights offering. To the extent that a stockholder does not exercise its rights and shares of common stock are purchased by other stockholders in the rights offering, such non-participating stockholders' proportionate voting interest will be reduced, and the percentage that such stockholders' original shares of common stock represent of our expanded equity after the rights offering will be diluted, before giving effect to the NLASCO acquisition or the Flexpoint Agreement. If Mr. Ford and ARC Diamond purchase the shares of our common stock under the Investment Agreement, no stockholders exercise their subscription rights and Hunter's Glen/Ford backstops the rights offering in full and the issuance and sale of our common stock under the NLASCO Agreement and the Flexpoint Agreement are completed, then Gerald J. Ford's beneficial ownership interest in ARC will increase to approximately 31.5% from approximately 17.6%, and the ownership interest of the remaining current stockholders, who currently own in the aggregate approximately 82.4% of our common stock, will decrease to approximately 62.3%. In the event that Mr. Ford and ARC Diamond purchase the shares of our common stock under the Investment Agreement, no stockholders exercise their subscription rights and Hunter's Glen/Ford backstops the rights offering in full but the issuance and sale of our common stock under the NLASCO Agreement and the Flexpoint Agreement are not completed, then Gerald J. Ford's beneficial ownership interest in our common stock will increase to approximately 33.6%, and the remaining current stockholders' ownership interest will decrease to approximately 66.4%.

        The issuance and sale of our common stock pursuant to the Flexpoint Agreement and the NLASCO Agreement will result in the dilution of the relative ownership interests of our other stockholders.

        Pursuant to the Flexpoint Agreement, Flexpoint has agreed to purchase 2,087,683 shares of our common stock for $9.58 per share, subject to certain anti-dilution provisions. In addition, we will issue approximately 1,218,880 shares of our common stock to C. Clifton Robinson pursuant to the NLASCO Agreement upon the closing of the NLASCO acquisition. After giving effect to the issuance and sale of our common stock in the rights offering (and assuming pro rata exercise of our stockholders in the rights offering) and under the Investment Agreement and the issuance and sale of shares of our common stock under the Flexpoint Agreement and the NLASCO Agreement, Flexpoint will beneficially own approximately 3.9% of our outstanding common stock and Mr. Robinson will beneficially own approximately 2.2% of our outstanding common stock. As a result, the ownership interest of our other common stockholders, other than Mr. Ford and his affiliates, who currently own in the aggregate approximately 82.4% of our common stock, will decrease to approximately 77.4%.

        If we are unable to obtain the approval of our stockholders for the Investment Agreement or the Flexpoint Agreement, we will be required to obtain alternative sources of financing for our acquisition of NLASCO, and if we cannot obtain alternate financing, we could be unable to close the NLASCO acquisition or be in breach of the NLASCO Agreement.

        The Investment Agreement will ensure that ARC receives the full proceeds contemplated by the rights offering. If the issuance and sale of our common stock under the Investment Agreement is not approved, we do not plan to complete the rights offering. The purpose of the rights offering is to raise capital to fund a portion of the purchase price of NLASCO, and it is intended that the issuance and sale of our common stock pursuant to the Flexpoint Agreement will fund an additional portion of the purchase price of NLASCO. Under the terms of the NLASCO Agreement, our obligation to consummate the NLASCO acquisition is not conditioned on the completion of the rights offering or the issuance and sale of shares of our common stock under the Investment Agreement or the Flexpoint Agreement or on our ability to obtain alternative financing. If the NLASCO acquisition is not consummated and it is determined, pursuant to the terms of the NLASCO Agreement, that we did not use our "reasonable best efforts" to obtain sufficient financing to consummate the NLASCO acquisition, then we will have breached the NLASCO Agreement and may be required to pay damages to the Sellers. In addition, we will have diverted significant financial and management resources in an effort to complete the NLASCO acquisition, for which we will have received little or no benefit. We are required to use our reasonable best efforts to obtain sufficient financing in order to avoid a breach of the NLASCO Agreement and, if the issuance and sale of our common stock under the Investment Agreement or the Flexpoint Agreement is not approved, we will have to seek alternative sources of financing. Alternative sources of financing may not be available at all or may be available only on unfavorable terms and the process of seeking alternative sources of financing could divert the attention of our management from day-to-day business operations. If we are determined to have breached the NLASCO Agreement, our business, financial condition and results of operations could be materially adversely affected.

        If Gerald J. Ford significantly increases his beneficial ownership percentage in the Company as a result of the rights offering, such increase could impact our board's determination that he is "independent".

        In accordance with the definitional criteria of the Sarbanes-Oxley Act of 2002, which we refer to as SOX, and the rules and regulations of the New York Stock Exchange, which we refer to as the NYSE, a majority of our directors on our nine-director board are deemed to be independent. Failure to maintain an independent board of directors could result in the delisting of our common stock from the NYSE, which could result in there being no public market for shares of our common stock. In as much as Mr. Ford and ARC Diamond have agreed to purchase shares of our common stock under the Investment Agreement and Hunter's Glen/Ford has agreed to backstop the rights offering (meaning that it would purchase any shares of common stock that remain unsold in the rights offering at the same subscription price per share), Mr. Ford may significantly increase his beneficial ownership in the Company. A significant increase in Mr. Ford's beneficial ownership could impact our board's determination as to whether he is an independent director. In addition, Mr. Ford's affiliation with other independent directors Carl B. Webb and James R. "Randy" Staff could impact our board's determination that they are independent. If our board determines that Messrs. Ford, Webb and Staff are not independent, then we would have to increase the number of independent directors on our board in order to remain compliant with NYSE listing requirements, or we would not meet the same and could be subject to delisting. Recruiting independent directors could require the dedication of significant management resources, which may temporarily distract management's attention from our day-to-day business. In addition, adding directors to our board would make it more difficult and more expensive for us to maintain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to maintain coverage. If we are unable to maintain adequate director and officer insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent for purposes of the rules and regulations of SOX and the NYSE, will be significantly curtailed.

        You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.

        The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below $8.00, you will have committed to buying shares of common stock at a price above the prevailing market price. Once you have exercised your subscription rights, you may not revoke your exercise. Moreover, you may be unable to sell your shares of our common stock at a price equal to or greater than the offering price.

        Because we may terminate the offering at any time, your participation in the offering is not assured.

        Once you exercise your subscription rights, you may not revoke the exercise for any reason unless we amend the offering. We may terminate the offering at any time. If we decide to terminate the offering, we will not have any obligation with respect to the subscription rights except to return any subscription payments, without interest.

        You will need to act promptly and follow subscription instructions.

        Stockholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to                        , the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment.

We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

        If you use a personal check to pay for the shares, it may not clear in time.

        Any personal check used to pay for shares must clear prior to the expiration date, and the clearing process may require five or more business days. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received and clears by that time.

Risks Related to the NLASCO Acquisition

        Our management has limited prior experience operating an insurance company like NLASCO and therefore may have difficulty in successfully and profitably operating NLASCO or complying with regulatory requirements applicable to insurance companies.

        Our management has limited experience operating an insurance company like NLASCO or complying with regulatory requirements applicable to insurance companies like NLASCO. Operating an insurance company is complex. The insurance industry is highly competitive and has historically been characterized by periods of significant price competition, alternating with periods of greater pricing discipline during which competitors focus on other factors. In addition, insurance companies are subject to comprehensive regulation and supervision in those states in which they write insurance policies and in which they are domiciled. Significant changes in the political and regulatory climate could result in changes in these laws and regulations and could make it more expensive or less profitable for us to manage an insurance company. Because we could encounter difficulties in operating an insurance company and complying with regulatory requirements applicable to insurance companies, you should be especially cautious in drawing conclusions about the ability of our management team to execute its business strategies as they relate to this acquisition.

        We may fail to realize many of the anticipated potential benefits of the NLASCO acquisition.

        We will not receive any anticipated benefits of the NLASCO acquisition if it does not close, and achieving the anticipated benefits of the acquisition will depend in part upon whether we can integrate NLASCO's operations into our own in an efficient and effective manner. We may not be able to accomplish this integration process smoothly or successfully. The necessity of coordinating geographically separated organizations and addressing possible differences in corporate cultures and management philosophies may increase the difficulties of integration. The integration of certain operations following the acquisition will require the dedication of significant management resources, which may temporarily distract management's attention from day-to-day business. Employee uncertainty and/or lack of management focus during the integration process may also disrupt our business and NLASCO's business. Any inability of our management to integrate successfully NLASCO's operations into our own could have a material adverse effect on our business and results of our operations. We may not be able to achieve the anticipated cross-selling opportunities, the development and marketing of more comprehensive insurance product offerings, cost savings, revenue growth or the consistent use of our best practices. A failure of our due diligence process to identify significant issues with respect to product quality and development, information technology, and legal and financial contingencies or other liabilities could lead to unanticipated complications. Such complications could result in significant losses since the acquisition is structured as a stock purchase in which we will assume substantially all of the liabilities of NLASCO. An inability to realize the full extent of, or any of, the anticipated benefits of the acquisition, as well as any delays encountered in the transition process, could have an adverse effect upon our revenues, level of expenses and operating results, which may affect the value of our common stock after the closing of the acquisition.

        Our ability to use net operating loss carryforwards to reduce future tax payments may be limited.

        Based on our calculations prepared in consultation with our internal tax advisors, and in accordance with the rules stated in the Internal Revenue Code of 1986, as amended, also referred to as the Code, we do not believe that an "ownership change" (as generally described in the following paragraph and as defined in Section 382 of the Code) has occurred since our initial public offering of stock in February 2004, or IPO, with respect to our post-IPO NOLs and accordingly we believe that there is no annual limitation under Section 382 of the Code on our ability to use post-IPO NOLs to reduce future taxable income. The pre-IPO NOLs are subject to an annual limitation of approximately $17 million annually. This annual limitation may cause $12 million of our pre-IPO NOLs not to be utilized before the pre-IPO NOLs expire. In addition, based on our calculations prepared in consultation with our tax advisors and in accordance with the rules of the Code as to whether an ownership change will occur as a result of the rights offering or the NLASCO acquisition, we do not expect the consummation of the rights offering and/or the acquisition to result in an ownership change under Section 382 of the Code. However, the determination of whether an ownership change has occurred or will occur as a result of such transactions is complicated and may also depend on other changes in percentage stock ownership among stockholders not related to those transactions. Therefore, no assurance can be provided as to whether an ownership change has occurred or will occur in whole or in part as a result of such transactions. If the Company were subject to an ownership change (either previously or as a result of such transactions), the Company's ability to use its NOLs to offset its U.S. Federal income tax liability may be materially adversely affected. In addition, we have not obtained, and currently do not plan to obtain, an Internal Revenue Service, or IRS, ruling or opinion of counsel regarding either of these conclusions.

        Generally, an ownership change occurs if certain persons or groups increase their aggregate ownership in the Company by more than 50 percentage points looking back over the prior three-year period. Generally, if an ownership change occurs, our ability to use our NOLs to reduce income taxes is limited to an annual amount, such limitation to be referred to as the Section 382 limitation, equal to the fair market value of our common stock immediately prior to the ownership change multiplied by the long term tax-exempt interest rate, which is published monthly by the IRS. In the event of an ownership change, NOLs that exceed the Section 382 limitation in any year will continue to be allowed as carryforwards for the remainder of the carryforward period and such excess NOLs can be used to offset taxable income for years within the carryforward period subject to the Section 382 limitation in each year. Regardless of whether an ownership change occurs, the carryforward period for NOLs is either 15 or 20 years from the year in which the losses giving rise to the NOLs were incurred. If the carryforward period for any NOL were to expire before that NOL had been fully utilized, the use of the unutilized portion of that NOL would be lost. Our use of new NOLs arising after the date of an ownership change would not be affected by the Section 382 limitation (unless there were another ownership change after those new NOLs arose).

        It is impossible for us to ensure that an ownership change will not occur in the future. In addition, limitations imposed by Code Section 382 may prevent us from issuing additional common stock to raise capital or to acquire businesses or properties. To the extent not prohibited by our certificate of incorporation, we may decide in the future that it is necessary or in our interest to take certain actions that could result in an ownership change.

        We must obtain governmental and other regulatory consents to complete the NLASCO acquisition, which, if delayed, not granted or granted with unacceptable conditions, may jeopardize or postpone the completion of the acquisition, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the acquisition.

        We must obtain certain approvals and consents in a timely manner from Federal and state regulatory agencies prior to the completion of the acquisition. If we do not receive these approvals, or do not receive them on a timely basis or on terms that satisfy the conditions set forth in the NLASCO Agreement, then we will not be obligated to complete the NLASCO acquisition. The governmental agencies from which we will seek these approvals have broad discretion in administering the governing regulations. As a condition to approval of the NLASCO acquisition, agencies may impose requirements, limitations or costs that could negatively affect the way that we conduct business after the acquisition. These requirements, limitations or costs could jeopardize or delay the completion of the acquisition. If we agree to any material requirements, limitations or costs in order to obtain any approvals required to complete the acquisition, these requirements, limitations or additional costs could adversely affect our ability to integrate NLASCO's operations into our own and reduce the anticipated benefits of the acquisition. This could result in a material adverse effect on our business and results of operations, or cause us to be unable to complete the acquisition.

        NLASCO must obtain certain third party consents in order for us to be able to maintain certain loans and reinsurance contracts following the closing.

        Certain of the existing loan agreements and reinsurance contracts that NLASCO currently has in place, and which we want to keep in place as part of the transaction, require the consent of the lender or reinsurer in the event of a change of control of NLASCO. This transaction will result in a change of control, and NLASCO will need to obtain consents in order to maintain these agreements and contracts. If NLASCO does not receive these consents, then we will not be obligated to complete the NLASCO acquisition.

        The integration of NLASCO's information systems into our own may be more costly than we anticipate, may not be completed on time or the integrated systems may not function properly.

        Our success after the acquisition will depend in part on our ability to efficiently integrate NLASCO's information systems with our information systems. Our business and NLASCO's business depend upon numerous information systems for operational and financial information. We may not be able to integrate NLASCO's systems into our own or implement new information systems that can integrate successfully the disparate operational and financial information systems. Furthermore, we may experience unanticipated delays, complications and expenses in implementing, integrating and operating our systems. In addition, the integration of information systems may require modifications, improvements or replacements that may require substantial expenditures and may require interruptions in operations during the integration period. Integration of these systems is further subject to the availability of information technology and skilled personnel to assist us in creating and integrating the systems. If the integration takes longer or is more expensive than anticipated, or if we fail to successfully complete the integration or if the integrated information systems fail to perform as expected, our operations may be disrupted and we may not comply with the requirements of Section 404 of SOX. This may increase our costs, reduce our revenue and/or harm our business.

        If we acquire NLASCO, we may need to incur significant costs to ensure that NLASCO is in compliance with SOX, which may increase the time and costs of completing the acquisition and, even after making such expenditures, we may not be able to achieve compliance.

        NLASCO is not currently required to be in compliance with the provisions of SOX regarding the adequacy of its internal controls. Since ARC affiliated entities are required to comply with SOX, we could incur substantial costs and use a substantial amount of our management's time to develop the internal controls of NLASCO to achieve compliance with SOX. The incurrence of substantial costs to achieve compliance could adversely affect our financial condition. If we fail to implement, achieve or maintain an effective system of internal controls or to prevent fraud, such failures would require additional disclosures in certain of our filings and we could suffer losses and could be subject to costly litigation. In addition, if we would be required to make additional disclosures in our SEC filings, investors could lose confidence in our reported financial information, and our image and operating results could be harmed, which could have a negative effect on the trading price of our common stock.

        If the acquisition's benefits do not meet the expectations of our stockholders or financial or industry analysts, the market price of our common stock may decline.

        The market price of our common stock may decline as a result of the acquisition if:

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  we do not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, our stockholders or financial or industry analysts; or

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  the effect of the acquisition on our financial results is not consistent with the expectations of our stockholders or financial or industry analysts.

Accordingly, our stockholders may experience a loss as a result of a decrease in the price of our common stock.

        We may experience difficulties in retaining NLASCO's current employees during integration and after the acquisition, which could cause us to fail to realize the anticipated potential benefits of the acquisition.

        Our success in integrating the NLASCO acquisition will depend in part upon our ability to retain the key employees of NLASCO. Competition for qualified personnel can be very intense. In addition, key employees may depart because of issues relating to the uncertainty or difficulty of integration or a desire not to remain with us or NLASCO after integration. Accordingly, we may not be able to retain key employees to the same extent that we and/or NLASCO have been able to do so in the past.

        We may experience difficulties in retaining NLASCO's current agents after the acquisition which could cause us to fail to realize the anticipated potential benefits of the acquisition.

        Our success in integrating the NLASCO acquisition also will depend in part on our ability to retain NLASCO's current agents who write business with NLIC and ASIC. Our inability to retain these agents could have an adverse impact on our business.

        Under the NLASCO Agreement, we are required to indemnify the Sellers against certain matters.

        Under the NLASCO Agreement, we have agreed, subject to certain minimum and maximum thresholds and other limitations, to indemnify the Sellers against any breach of any representation, warranty or covenant made in connection with the acquisition. These indemnification obligations generally survive closing of the acquisition. Any indemnity payment that we may be required to make to the Sellers could harm our financial results and/or adversely affect our business.

Risks Related to NLASCO's Business and NLASCO's Industry

        The occurrence of severe catastrophic events may have a material adverse effect on NLASCO, particularly because NLASCO conducts business in a concentrated geographic area.

        NLASCO expects to have large aggregate exposures to natural and man-made disasters, such as hurricanes, hail, tornados, windstorms, floods, wildfires and acts of terrorism. NLASCO expects that its loss experience generally will include infrequent events of great severity. Hurricanes Katrina and Rita, which occurred on August 29 and September 24, 2005, respectively, are such examples. The risks associated with natural and man-made disasters are inherently unpredictable, and it is difficult to predict the timing of these events with statistical certainty or estimate the amount of loss any given occurrence will generate. Although NLASCO may attempt to exclude certain losses such as terrorism and other similar risks from some coverages NLASCO writes, it may not be successful in doing so. The extent of losses from a catastrophe is a function of both the total amount of policyholder exposure in the geographic area affected by the event and the severity of the event. The occurrence of losses from catastrophic events may have a material adverse effect on NLASCO's ability to write new business and on its financial condition and results of operations. Increases in the values and geographic concentrations of policyholder property and the effects of inflation have resulted in increased severity of industry losses in recent years, and NLASCO expects that these factors will increase the severity of losses in the future. Factors that may influence NLASCO's exposure to losses from these types of events in addition to the routine adjustment of losses include: exhaustion of reinsurance coverage; increases in reinsurance rates; unanticipated litigation expenses; unrecoverability of ceded losses; impact on independent agent operations and future premium income in areas affected by catastrophic events; unanticipated expansion of policy coverage or reduction of premium due to regulatory, legislative and/or judicial action following a catastrophic event; and unanticipated demand surge related to other recent catastrophic events, among others.

        NLASCO writes insurance primarily in the states of Texas, Arizona, Tennessee, Oklahoma and Louisiana. In 2005, premiums written in Texas accounted for 70% of direct written premiums. As a result, a single catastrophe, destructive weather pattern, wildfire, terrorist attack, regulatory development or other condition or general economic trend affecting this region or significant portions of this region could adversely affect NLASCO's financial condition and results of operations more significantly than other insurance companies that conduct business across a broader geographic area. Although NLASCO purchases catastrophe reinsurance to limit its exposure to these types of catastrophes, in the event of one or more major catastrophes resulting in losses to it in excess of $150 million, NLASCO's losses would exceed the limits of its reinsurance coverage.

        NLASCO is exposed to claims related to severe weather and the occurrence of severe weather may result in an increase in claims frequency and exposure amount and could materially adversely affect its financial condition.

        NLASCO is subject to claims arising out of severe weather, such as hurricanes, tornados, rainstorms, snowstorms, hailstorms, windstorms and ice storms that may have a significant effect on its financial condition and results of operations. The majority of its business is written in Texas, Arizona and Oklahoma, which have been experiencing extreme drought conditions, making the risk of loss from wildfires more prevalent. The incidence and severity of weather conditions are inherently unpredictable. Some forecasters predict that the world is currently in a cycle of more numerous and more severe hurricanes.

        NLASCO's insured risks generally exhibit higher losses in the second and third quarters of the year due to a seasonal concentration of weather-related events in its primary geographic markets. Although weather-related losses (including hail, high winds, tornadoes and hurricanes) can occur in any calendar quarter, the second quarter historically has experienced the highest frequency of losses associated with these events. For example, for the last five years, the contribution of weather-related catastrophes to the consolidated second quarter net loss ratio was on average approximately four points greater than the average contribution of such catastrophes in the other three quarters. Hurricanes are more likely to occur in the third quarter.

        From 2001 through 2005, NLASCO's average annual net catastrophe losses after reinsurance recoveries were $4.6 million, with an average of two catastrophic events in excess of $1.0 million in losses per year. During this period, the year least impacted by catastrophes (2001) experienced no catastrophic events while the year most impacted (2005) experienced $10.8 million in such losses with two events exceeding $1.0 million. Before reinsurance recoveries, NLASCO incurred $108.7 million (including loss adjustment expenses) in catastrophe related losses in 2005, primarily related to hurricane losses from Katrina and Rita. However, NLASCO's net loss after reinsurance for the two hurricanes was $10.8 million. NLASCO incurred $5.1 million (including loss adjustment expenses) in catastrophe related losses for the six months ended June 30, 2006. For the six months ended June 30, 2006, NLASCO's net catastrophe loss experience was $4.3 million after reinsurance. In addition, NLASCO is exposed to an increase in claims frequency and exposure amount under the homeowners and dwelling fire insurance it writes because property damage may result from severe weather conditions.

        Due to the inherent inability to accurately predict the severity and frequency of catastrophe losses, higher than expected catastrophe losses could materially adversely affect NLASCO's financial condition.

        NLASCO utilizes catastrophe modeling to assess its probable maximum insurance losses from hurricane and other wind/hail perils and to structure its catastrophe reinsurance program to minimize its exposure to high severity/high frequency types of losses. Hurricane Katrina highlighted the challenges inherent in predicting the impact of catastrophic events, such as a severe hurricane. The catastrophe models generally failed to adequately project the financial impact of Hurricane Katrina. This experience highlights the limitations inherent in the use of modeling as a means of risk assessment/abatement. If the exposure amount and frequency of catastrophe losses are higher than predicted under NLASCO's modeling, NLASCO's financial condition may be materially adversely affected.

        If NLASCO cannot price its business accurately, its profitability and the profitability of its insurance companies could be materially and adversely affected.

        NLASCO's results of operations and financial condition depend on its ability to underwrite and set premium rates accurately for a wide variety of risks. Adequate rates are necessary to generate premiums sufficient to pay losses, loss adjustment expenses and underwriting expenses and to earn a profit. To price its products accurately, NLASCO must (1) collect and properly analyze a substantial amount of data, (2) develop, test and apply appropriate pricing techniques, (3) closely monitor and recognize changes in trends in a timely manner and (4) project both severity and frequency of losses with reasonable accuracy. NLASCO's ability to undertake these efforts successfully and price its products accurately is subject to a number of risks and uncertainties, some of which are outside its control, including:

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  the availability of sufficient reliable data and NLASCO's ability to properly analyze available data;

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  changes in applicable legal liability standards and in the civil litigation system generally;

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  NLASCO's selection and application of appropriate pricing techniques;

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  NLASCO's ability to obtain regulatory approval, where necessary;

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  the uncertainties that inherently characterize estimates and assumptions; and

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  NLASCO's ability to obtain adequate premium rates to offset higher reinsurance costs.

        Consequently, NLASCO could underprice risks, which would adversely affect its profit margins, or it could overprice risks, which could reduce its competitiveness and sales volume. In either case, its profitability and the profitability of its insurance companies could be materially and adversely affected.

        If NLASCO's actual losses and loss adjustment expenses exceed its loss and expense estimates, its financial condition and results of operations could be materially and adversely affected.

        NLASCO's financial condition and results of operations depend upon its ability to assess accurately the potential losses associated with the risks that it insures. NLASCO establishes reserve liabilities to cover the payment of all losses and loss adjustment expenses incurred under the policies that it writes. Such liability estimates include case estimates, which are established for specific claims that have been reported to NLASCO, and liabilities for claims that have been incurred but not reported, or IBNR. Loss adjustment expenses represent expenses incurred to investigate and settle claims. To the extent that losses and loss adjustment expenses exceed estimates, NLIC and ASIC will be required to increase their reserve liabilities and reduce their income before income taxes in the period in which the deficiency is identified. In addition, increasing reserves causes a reduction in policyholders' surplus and could cause a downgrading of the ratings of NLIC and ASIC. This in turn could hurt the ability to sell insurance policies.

        The liability estimation process for NLASCO's casualty insurance coverage possesses characteristics that make case and IBNR reserving inherently less susceptible to accurate actuarial estimation than is the case with property coverages. Unlike property losses, casualty losses are claims made by third parties of which the policyholder may not be aware and therefore may be reported a significant time after the occurrence, sometimes years later. As casualty claims most often involve claims of bodily injury, assessment of the proper case estimates is a far more subjective process than claims involving property damage. In addition, in determining the case estimate for a casualty claim, information develops slowly over the life of the claim and can subject the case estimation to substantial modification well after the claim was first reported. Numerous factors impact the casualty case reserving process, such as venue, the amount of monetary damage, legislative activity, the permanence of the injury and the age of the claimant.

        The effects of inflation could cause the severity of claims from catastrophes or other events to rise in the future. Increases in the values and geographic concentrations of policyholder property and the effects of inflation have resulted in increased severity of industry losses in recent years, and NLASCO expects that these factors will increase the severity of losses in the future. As NLASCO observed in 2005, the severity of some catastrophic weather events, including the scope and extent of damage and the inability to gain access to damaged properties, and the ensuing shortages of labor and materials and resulting demand surge, provide additional challenges to estimating ultimate losses. NLASCO's liabilities for losses and loss adjustment expenses include assumptions about future payments for settlement of claims and claims handling expenses, such as medical treatments and litigation costs. To the extent inflation causes these costs to increase above liabilities established for these costs, NLASCO expects to be required to increase its liabilities with a corresponding reduction in its net income in the period in which the deficiency is identified.

        Estimating an appropriate level of liabilities for losses and loss adjustment expenses is an inherently uncertain process. Accordingly, actual loss and loss adjustment expenses paid will likely deviate, perhaps substantially, from the liability estimates reflected in NLASCO's consolidated and combined financial statements. Claims could exceed NLASCO's estimate for liabilities for losses and loss adjustment expenses, which could have a material adverse effect on its financial condition and results of operations.

        If NLASCO cannot obtain adequate reinsurance protection for the risks it underwrites, NLASCO may be exposed to greater losses from these risks or may reduce the amount of business it underwrites, which may adversely affect its financial condition and results of operations.

        NLASCO uses reinsurance to protect itself from certain risks and to share certain risks it underwrites. During 2005, NLASCO's personal lines ceded 21% of its direct premiums written (primarily through excess of loss, quota share and catastrophe reinsurance treaties) and its commercial lines ceded 4% of its direct premiums written (primarily through excess of loss and catastrophe reinsurance treaties). The total cost of reinsurance inclusive of per risk excess and catastrophe has increased 73.3% in 2006. This includes additional catastrophe limits purchased. Reinsurance cost will likely increase for 2007, in part due to the frequency and severity of hurricanes and/or the lack of capacity in the reinsurance market.

        From time to time, market conditions have limited, and in some cases have prevented, insurers from obtaining the types and amounts of reinsurance that they have considered adequate for their business needs. Accordingly, NLASCO may not be able to obtain desired amounts of reinsurance. Even if NLASCO is able to obtain adequate reinsurance, it may not be able to obtain it from entities with satisfactory creditworthiness or negotiate terms that it deems appropriate or acceptable. Although the cost of reinsurance is, in some cases, reflected in NLASCO's premium rates, NLASCO may have guaranteed certain premium rates to its policyholders. Under these circumstances, if the cost of reinsurance were to increase with respect to policies for which NLASCO guaranteed the rates, NLASCO would be adversely affected. In addition, if NLASCO cannot obtain adequate reinsurance protection for the risks it underwrites, it may be exposed to greater losses from these risks or it may be forced to reduce the amount of business that it underwrites for such risks, which will reduce NLASCO's revenue and may have a material adverse effect on its results of operations and financial condition.

        NLASCO could face unanticipated losses from war, terrorism and political unrest, and these or other unanticipated losses could have a material adverse effect on NLASCO's financial condition and results of operations.

        Although NLASCO believes that it does not have exposure to the events of September 11, 2001 because it did not have insurance in-force at that time with respect to exposure to such events, NLASCO has exposure to unexpected losses resulting from future man-made catastrophic events, such as acts of terrorism and political instability. These risks are inherently unpredictable. It is difficult to predict the timing of such events with statistical certainty or to estimate the amount of loss that any given occurrence will generate. In certain instances, NLASCO specifically insures risks resulting from acts of terrorism. Even in cases where NLASCO attempts to exclude losses from terrorism and certain other similar risks from some coverages it writes, NLASCO may not be successful in doing so. Irrespective of the clarity and inclusiveness of policy language, a court or arbitration panel may limit enforceability of policy language or otherwise issue a ruling adverse to NLASCO. Accordingly, while NLASCO believes its reinsurance programs, together with the coverage provided under the Terrorism Act and the Terrorism Extension Act, are sufficient to reasonably limit its net losses relating to potential future terrorist attacks, its reserves may not be adequate to cover losses when they materialize. Under the Terrorism Act, after an act of terrorism is certified by the Secretary of the Treasury, NLASCO may be entitled to be reimbursed by the Federal Government for a percentage of subject losses, after an insurer deductible and subject to an annual cap. The Terrorism Act covers an insurance company's operations for up to 90% of its losses for 2005 and 2006 and for up to 85% of its losses for 2007, in each case subject to certain mandatory deductibles. The deductible is calculated by applying the deductible percentage to the insurer's direct earned premiums for covered lines from the calendar year immediately preceding the applicable year. Although the Terrorism Act and the Terrorism Extension Act provide benefits in the event of certain acts of terrorism, such acts may not be extended beyond 2007 or their benefits may be reduced. It is not possible to eliminate completely NLASCO's exposure to unforecasted or unpredictable events, and to the extent that losses from such risks occur, NLASCO's financial condition and results of operations could be materially adversely affected.

        If NLASCO's reinsurers do not pay losses in a timely fashion, or at all, NLASCO may incur substantial losses that could materially and adversely affect its financial condition and results of operations.

        As of December 31, 2005 and 2004, NLASCO had $36.2 million and $33.7 million, respectively, in reinsurance recoverables, including ceded paid loss recoverables, ceded losses and loss adjustment expense recoverables and ceded unearned premiums. For the six months ended June 30, 2006, NLASCO had $8.2 million in reinsurance recoverables, including ceded paid loss recoverables, ceded losses and loss adjustment expense recoverables and ceded unearned premiums. NLASCO expects to continue to purchase substantial reinsurance coverage in the foreseeable future. Since NLASCO remains primarily liable to its policyholders for the payment of their claims, regardless of the reinsurance it has purchased relating to those claims, in the event that one of its reinsurers becomes insolvent or otherwise refuses to reimburse NLASCO for losses paid, or delays in reimbursing NLASCO for losses paid, its liability for these claims could materially and adversely affect its financial condition and results of operations. As an example, if one of NLASCO's catastrophe reinsurers experienced financial difficulties following one of the major hurricanes in 2005 and had been unable to meet its obligations to NLASCO, NLASCO could have experienced difficulty meeting its obligations to its policyholders. However, all of NLASCO's reinsurers responded in a timely fashion and NLASCO did not have any liquidity issues.

        NLASCO relies on independent insurance agents to distribute its products, and if the agents do not promote NLASCO's products successfully, NLASCO's results of operations and financial condition could be adversely affected.

        NLASCO's business depends in large part on the efforts of independent insurance agents to market its insurance products and on its ability to offer insurance products and services that meet the requirements of the customers. While NLASCO strives to offer products its agents require, NLASCO competes for business with other carriers based on the scope of coverage provided in its products, services, commissions and rates. NLASCO's competitors may offer coverage that is more attractive to particular customers than they offer for a specific product, may price their insurance products more aggressively, may offer higher agent commissions and may devote additional resources to improve their services. Accordingly, NLASCO's agents may find it easier to promote the programs of NLASCO's competitors rather than NLASCO's. If NLASCO's agents fail or choose not to market its insurance products successfully, its growth may be limited and its financial condition and results of operations may be adversely affected. Additionally, rather than utilizing an independent agent to buy their insurance, consumers may elect to deal with direct-writers or mass marketers who utilize the Internet to advertise and/or underwrite their business. Industry developments that centralize and commoditize insurance products could be detrimental to NLASCO's agency distribution model of doing business.

        Because NLASCO relies on managing general agents to underwrite some of its products and to administer claims, such managing general agents could expose NLASCO to liability or allocate business away from NLASCO, which could cause NLASCO's financial condition and results of operations to be adversely affected.

        NLASCO has developed programs with MGAs whereby the MGA will, within the guidelines NLASCO establishes, underwrite insurance policies on NLASCO's insurance subsidiaries' behalf with oversight by NLASCO. An MGA is a person, firm or corporation that has supervisory responsibility for the local agency and field operations of an insurer in the state where it is organized or that is authorized by an insurer to accept or process on the insurer's behalf insurance policies produced and sold by other agents. While NLASCO exercises care in the selection of its MGA relationships and regularly audits the performance of its MGAs, NLASCO is at risk for their conduct as a result of the authority it has delegated to them. If one of NLASCO's MGAs binds NLASCO's insurance subsidiaries to policies that expose it to unexpected losses or fails to appropriately report claims, NLASCO's financial condition and results of operations could be adversely affected. For example, if a terminated MGA fails to continue to appropriately report claims during the runoff period, then liabilities for losses and loss adjusted expenses could be deficient, which would impact NLASCO's results of operations in future periods. Furthermore, subject to contractual limitations, MGAs have the ability to change carriers or increase or decrease the allocation to a particular carrier. An MGA might choose to change carriers or allocations for reasons such as pricing, service, conditions in the reinsurance market or a change in ownership of an MGA.

        NLASCO's success depends in substantial part upon its key employees who have knowledge and experience in its target markets and lines of business.

        In order to execute its business strategy successfully, NLASCO must attract and retain qualified executive officers, experienced underwriting and claims personnel and other skilled employees who are knowledgeable about its business. NLASCO relies substantially upon the services of its executive management team and the skilled underwriting, actuarial and claims management teams they supervise. While we anticipate that we will retain all of the key personnel in these areas, if NLASCO were to lose the services of certain members of its management team, its business could be adversely affected. ARC does not currently have any employment agreements with its employees, but upon consummation of the NLASCO acquisition, NLASCO will have employment agreements with Clifton Robinson, Gordon Robinson and Gregory Vanek. However, Clifton Robinson and Gordon Robinson will serve NLASCO in a reduced capacity following the acquisition, serving more in an advisory role as opposed to being in charge of day-to-day operations, and Gregory Vanek will assume additional responsibilities with respect to the operations of NLASCO. NLASCO does not currently maintain key man life insurance policies for any of its employees or employment agreements with any of its other employees.

        NLASCO's future growth depends on its ability to hire additional underwriting and marketing personnel.

        NLASCO's future growth will require it to hire additional underwriting and marketing talent as it expands its product offerings. NLASCO's underwriters manage and review all aspects of its commercial and personal insurance lines and personally underwrite all of its commercial lines policies, all of its personal lines policies that do not satisfy its established underwriting guidelines and a random sampling of those personal lines policies that otherwise do satisfy its established underwriting guidelines. As the underwriting function in many larger carriers becomes increasingly automated, there are fewer skilled underwriters of the type NLASCO requires. As a result, NLASCO may have difficulty finding talented replacements for members of its current underwriting team or additional underwriters that will enable its business to grow. If NLASCO is unable to find talented underwriters to meet the growing demand for its products, its business could be adversely affected.

        A decline in NLIC's and/or ASIC's financial strength ratings by A.M. Best could cause either its sales or earnings, or both, to decrease.

        Ratings have become an increasingly important factor in establishing the competitive position of insurance companies. A.M. Best maintains a letter scale rating system ranging from "A++ (Superior)" to "F (In Liquidation)" to rate the financial strength of insurance enterprises. NLIC has been rated "A (Excellent)" by A.M. Best, which is the third highest of fifteen rating levels. ASIC has been rated "B++ (Very Good)" by A.M. Best, which is the fifth highest.

        Each of NLIC's and ASIC's financial strength ratings is subject to periodic review by, and may remain the same, be revised downward, upward or revoked at the sole discretion of, A.M. Best. A decline in either NLIC's or ASIC's rating or an announced negative outlook on the rating can cause concern about their viability among agents, brokers and policyholders, resulting in a movement of business away from NLASCO and its insurance company subsidiaries to more highly-rated carriers. In addition, the errors and omissions insurance coverage of many of NLASCO's independent agents does not provide coverage if the covered agents sell policies from insurers with an A.M. Best financial strength rating of "B+ (Very Good)" or below. As a result, the loss of NLIC's or ASIC's A.M. Best financial strength rating, or a reduction to "B+ (Very Good)" or worse, may adversely impact NLASCO's ability to retain or expand its policyholder base. Periodically, A.M. Best changes its rating methodology and practices. Such changes could result in a reduction of NLIC's or ASIC's A.M. Best rating.

        If we acquire NLASCO, our financial condition could have an adverse impact on NLIC's and ASIC's financial strength ratings.

        If we acquire NLASCO, our financial condition could have an adverse impact on NLIC's and ASIC's financial strength ratings by A.M. Best. A.M. Best evaluates a wholly-owned insurance subsidiary in a manner similar to that used with a commercial insurance company, but with consideration given to the financial risk of the parent. A.M. Best applies a risk-evaluation process to the parent and its relationship to the wholly-owned insurance subsidiary. A.M. Best focuses on balance sheet strength (including capital adequacy and loss and loss expense reserve adequacy), operating performance and business profile. As such, any deficiencies in our financial condition could have an adverse impact on NLIC's and ASIC's A.M. Best ratings. Any downgrade of these ratings could cause brokers, agents, retail brokers or insureds with whom NLIC and ASIC work to choose other, more highly rated competitors, thus adversely affecting their and our business and results of operations.

        A decline in NLASCO's ratings coupled with a change of control could result in a default under one of its debt agreements.

        NLASCO has entered into an indenture under which an aggregate of $20 million in notes are outstanding, which provides that (i) if a person or group becomes the beneficial owner directly or indirectly of 50% or more of its equity securities and (ii) if NLASCO's ratings are downgraded by a nationally recognized statistical rating organization (as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act), then each holder of the notes governed by such indenture has the right to require that NLASCO purchase such holder's notes in whole or in part at a price equal to 107.5% of the outstanding principal amount prior to March 10, 2010, or 100.0% thereafter. A change of control under the indenture will occur as a result of an acquisition of NLASCO by ARC. As a result, if a downgrading occurs following the acquisition, then each holder of notes under the indenture would have the right to require NLASCO to repurchase its notes. This required repayment risk could cause liquidity issues to both NLASCO and ARC, could impair NLASCO's ability to obtain additional financing and would likely increase the cost of any financing that it does obtain.

        The failure of any of the loss limitation methods NLASCO employs could have a material adverse effect on its financial condition and results of operations.

        At the present time, NLASCO employs a variety of endorsements to its policies that limits its exposure to known risks, such as exclusions for mold losses and water damage. NLASCO's policies are also not designed to provide coverage for claims related to exposure to potentially harmful products or substances including, but not limited to, lead paint and silica. NLASCO's homeowners policies, other than policies specifically written for flood coverage, specifically exclude coverage for losses caused by flood, but generally provide coverage for damage caused by wind. In addition, NLASCO's policies contain conditions requiring the prompt reporting of claims and its right to decline coverage due to late claim reporting. NLASCO's policies also include limitations restricting the period during which a policyholder may bring a breach of contract or other claim against it, which in many cases is shorter than the applicable statutory limitations for such claims. It is possible that a court or regulatory authority could nullify or void an exclusion or legislation could be enacted modifying or barring the use of endorsements and limitations in a way that would adversely affect NLASCO's loss experience, which could have a material adverse effect on its financial condition and results of operations.

        The effects of emerging claim and coverage issues on NLASCO's business are uncertain.

        As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect NLASCO's business by either extending coverage beyond its underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until long after NLASCO has issued insurance policies that are affected by the changes. As a result, the full extent of liability under NLASCO's insurance policies may not be known until after a contract is issued.

        An example of the potential threats to NLASCO's business and that of the insurance industry as a whole are legal and regulatory actions that have emerged from the aftermath of Hurricane Katrina.

Legal actions have been filed against other insurers in Mississippi and Louisiana seeking to extend coverage under homeowners policies to include rising water from the hurricane storm surge. Many cases on this issue remain pending and, in the event legal or regulatory mandates override the industry standard flood exclusion clauses in homeowners policies, NLASCO could experience a material adverse effect on its financial condition and results of operations. Changes in other legal theories of liability under NLASCO's insurance policies or the failure of any loss limitation it applies could also adversely impact NLASCO's financial condition and results of operations.

        Because NLASCO's main source of premiums written is in Texas, unfavorable changes in the economic and/or regulatory environment in that state may have a material adverse effect on its financial condition and results of operations.

        Texas accounted for approximately 70% of NLASCO's direct premiums written in 2005 and 70% for the six months ended June 30, 2006. The loss of a significant amount of NLASCO's premiums written in Texas, whether due to an economic downturn, competitive changes, regulatory or legislative developments or other reasons, could have a material adverse effect on its financial condition and results of operations.

        If NLASCO is unsuccessful in competing against other competitors in the insurance industry, its financial condition and results of operations could be adversely affected.

        The insurance industry is highly competitive and has historically been characterized by periods of significant price competition, alternating with periods of greater pricing discipline during which competitors focus on other factors. In the current market environment, competition in NLASCO's industry is based primarily on the following:

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  products offered;

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  service;

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  experience;

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  the strength of agent and policyholder relationships;

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  reputation;

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  speed and accuracy of claims payment;

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  perceived financial strength;

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  ratings;

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  scope of business;

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  commissions paid; and

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  policy and contract terms and conditions.

        NLASCO competes with many other insurers, including large national companies who have greater financial, marketing and management resources than NLASCO. Many of these competitors also have better ratings and market recognition than NLASCO. NLASCO seeks to distinguish itself from its competitors by providing a broad product line and targeting those market segments that provide the best opportunity to earn an underwriting profit.

        NLASCO also faces competition from entities that self-insure, primarily in the commercial insurance market. From time to time, established and potential customers may examine the benefits and risks of self-insurance and other alternatives to traditional insurance.

        In addition, a number of new, proposed or potential industry developments could also increase competition in NLASCO's industry. These developments include, but are not necessarily limited to, changes in practices and other effects caused by the Internet (including direct marketing campaigns by NLASCO's competitors in established and new geographic markets), which have led to greater competition in the insurance business and increased expectations for customer service. These developments could prevent NLASCO from expanding its book of business.

        NLASCO also faces competition from new entrants into the insurance market. New entrants do not have historic claims or losses to address and therefore may be able to price policies on a basis that is not favorable to NLASCO. New competition could reduce the demand for NLASCO's insurance products, which could have a material adverse effect on its financial condition and results of operations.

        NLASCO's investment performance may suffer as a result of adverse capital market developments or other factors, which may affect its financial results and ability to conduct business.

        NLASCO invests the premiums it receives from policyholders until they are needed to pay policyholder claims or other expenses. As of June 30, 2006, NLASCO's invested assets consisted of $113.7 million in fixed maturity securities, $11.9 million in equity securities and $5.9 million in real estate loans. As of December 31, 2005 and 2004, NLASCO's invested assets consisted of $114.5 million and $109.2 million in fixed maturity securities, $12.6 million and $11.5 million in equity securities and $6.6 million and $0.6 million in real estate loans, respectively. For the six months ended June 30, 2006, NLASCO had $3.8 million of net investment income representing 5.4% of NLASCO's total revenues and 26.0% of its income before taxes. For the year ended December 31, 2005, NLASCO had $6.4 million of net investment income representing 5.4% of its total revenues and 24.1% of its income before taxes. For the year ended December 31, 2004, NLASCO had $4.4 million of net investment income representing 4.3% of its total revenues and 17.5% of its income before taxes. Although NLASCO's investment policies stress diversification of risks, conservation of principal and liquidity, its investments are subject to a variety of investment risks, including those relating to general economic conditions, market volatility, interest rate fluctuations, liquidity risk and credit and default risk. In particular, the volatility of NLASCO's claims may force it to liquidate securities, which may cause it to incur capital losses. If NLASCO's investment portfolio is not appropriately matched with its insurance liabilities, it may be forced to liquidate investments prior to maturity at a significant loss to cover these liabilities. Investment losses could significantly decrease its asset base and statutory surplus, thereby adversely affecting its ability to conduct business and potentially its A.M. Best financial strength rating. Further, developments in the world's financial and capital markets, including but not limited to Federal and state legislation related to terrorism insurance and reinsurance, such as the extension of or replacement for the Terrorism Risk Insurance Extension Act of 2005, could adversely affect the performance of NLASCO's investments. Additionally, inflation could increase beyond NLASCO's ability to earn investment income to keep pace.

        NLASCO's investment results may be adversely affected by interest rate changes.

        NLASCO's operating results are affected, in part, by the performance of its investment portfolio. NLASCO's investment portfolio contains instruments, such as bonds, that may be adversely affected by increases in interest rates. Because bond trading prices decrease as interest rates rise, a significant increase in interest rates could have a material adverse effect on NLASCO's financial condition and results of operations. On the other hand, decreases in interest rates could have an adverse effect on NLASCO's investment income and results of operations. For example, if interest rates decline, investment of new premiums received and funds reinvested will earn less. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond NLASCO's control.

        As of June 30, 2006, mortgage-backed and asset-backed securities constituted 20.3% of NLASCO's cash and invested assets. As with other fixed-income investments, the fair market value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment. Changes in interest rates can expose NLASCO to prepayment risks on these investments. When interest rates fall, mortgage-backed securities typically are prepaid more quickly and the holder must reinvest the proceeds at lower interest rates. NLASCO's mortgage-backed securities currently consist of securities with features that reduce the risk of prepayment, but NLASCO can make no assurance that it will invest in other mortgage-backed securities that contain this protection. In periods of increasing interest rates, mortgage-backed securities typically are prepaid more slowly, which may require NLASCO to receive interest payments that are below the then prevailing interest rates for longer time periods than expected.

        The debt agreements of NLASCO and its controlled affiliates contain financial covenants and impose restrictions on its business.

        NLASCO's loan agreement governing its note due April 2007, with an outstanding principal balance of approximately $3 million, contains restrictions on its ability to, among other things:

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  create liens;

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  sell assets;

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  incur additional indebtedness;

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  declare or pay dividends;

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  consolidate or merge;

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  engage in certain businesses;

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  make certain loans, advances or investments;

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  compensate its owners and executives; and

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  enter into transactions with affiliates.

        In addition, this loan agreement provides that an event of default will occur if C. Clifton Robinson or his affiliates fail to own 50% of the issued and outstanding stock of NLASCO. A change of control under the loan agreement will occur as a result of an acquisition of NLASCO by ARC. The loan agreement also requires that NLASCO meet certain financial tests and maintain certain financial ratios, including a minimum capital percentage ratio and minimum consolidated capital. The indebtedness under this loan agreement is guaranteed by C. Clifton Robinson, C.C. Robinson Property Company, Ltd., C.C. Robinson Property Company II, Ltd. and James Murphy. The indebtedness is secured by a lien on the assets of NLASCO. These restrictions may discourage the acquisition, and may delay, deter or prevent a change in control of NLASCO, unless consent of necessary parties is obtained under the terms of these debt agreements.

        NLASCO's indenture governing its LIBOR plus 3.40% notes due 2035 contains restrictions on its ability to, among other things, declare and pay dividends and merge or consolidate. In addition, this indenture contains a change of control provision, which provides that (i) if a person or group becomes the beneficial owner directly or indirectly of 50% or more of NLASCO's equity securities and (ii) if NLASCO's ratings are downgraded by a nationally recognized statistical rating organization (as defined in the Exchange Act), then each holder of the notes governed by such indenture has the right to require that NLASCO purchase such holder's notes in whole or in part at a price equal to 107.5% of the outstanding principal amount at any time prior to March 10, 2010, and at 100% of the outstanding principal amount thereafter.

        NLIC's surplus indentures governing its LIBOR plus 4.10% notes due 2033 and its LIBOR plus 4.05% notes due 2033 and ASIC's surplus indenture governing its LIBOR plus 4.05% notes due 2034 contain restrictions on dividends and mergers and consolidations. In addition, NLASCO has other credit arrangements with its affiliates and other third parties.

        NLASCO's ability to comply with these covenants may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any of these restrictions could result in a default under the loan agreements or indentures governing the notes or under its other debt agreements. An event of default under its debt agreements would permit some of its lenders to declare all amounts borrowed from them to be due and payable, together with accrued and unpaid interest. If NLASCO were unable to repay debt to its secured lenders, these lenders could proceed against the collateral securing that debt. In addition, acceleration of its other indebtedness may cause NLASCO to be unable to make interest payments on the notes. NLASCO will seek waivers of these covenants for the debt it intends to keep on its books subsequent to consummation of its acquisition by ARC, but there can be no assurances that NLASCO's lenders will grant any such waiver requested. If such waivers are not granted, NLASCO may need to pay off the debt and seek new financing. There can be no assurances that new financing will be available or, if available, will be on terms as favorable or acceptable to NLASCO.

        Other agreements that NLASCO or its insurance company subsidiaries may enter into in the future may contain covenants imposing significant restrictions on their businesses that are similar to, or in addition to, the covenants under their existing agreements. These restrictions may affect NLASCO's ability to operate its business and may limit its ability to take advantage of potential business opportunities as they arise.

        The regulatory system under which NLIC and ASIC operate, and potential changes to that system, could have a material adverse effect on their respective business activities.

        NLIC and ASIC are subject to comprehensive regulation and supervision in those states in which they are domiciled and write insurance policies. Though NLIC and ASIC currently write most of their policies in Texas, Arizona, Tennessee, Oklahoma and Louisiana, NLIC is licensed in 18 states and ASIC is licensed in 27 states. Laws and regulations pertaining to NLIC and ASIC are generally administered by state insurance departments and relate to, among other things:

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  standards of solvency, including risk-based capital measurements;

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  restrictions on the nature, quality and concentration of investments;

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  required methods of accounting;

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  rate and policy form regulation and other market conduct; and

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  potential assessments for the provision of funds necessary for covered claims under certain policies provided by impaired, insolvent or failed insurance companies.

        These state insurance departments also conduct periodic examinations of insurance companies and require the filing of annual and other reports relating to financial condition, holding company issues and other matters. Current or future regulatory requirements may adversely affect or inhibit each of the insurance company's ability to achieve some or all of its business objectives.

        NLIC and ASIC may not be able to obtain or maintain necessary licenses, permits, authorizations or accreditations in states where they are currently licensed or in new states they intend to enter, or they may be able to do so only at a significant cost. In addition, they may not be able to comply fully with, or obtain appropriate exemptions from, the wide variety of laws and regulations applicable to insurance companies and insurance holding companies, which could result in restrictions on their operating flexibility and could subject them to fines and other sanctions that may have a material adverse effect on their business.

        Significant changes in the political and regulatory climate could result in changes in applicable laws and regulations and could make it more expensive and/or less profitable to manage their business. In recent years, the U.S. insurance regulatory framework has come under increased Federal scrutiny, and some state legislators have considered or enacted laws that may alter or increase state regulation of insurance and reinsurance companies and holding companies. Moreover, the NAIC and state insurance regulators regularly reexamine existing laws and regulations and develop new laws. Changes in laws and regulations or their interpretation could have a material adverse effect on the insurance companies' financial condition and results of operations.

        The activities of the insurance companies' MGAs are subject to licensing requirements and regulation under the laws of the states in which they operate. The insurance companies' MGAs' businesses depend on the validity of, and continued good standing under, the licenses and approvals pursuant to which they operate, as well as compliance with pertinent laws and regulations.

        Company licensing laws and regulations vary from jurisdiction to jurisdiction. In all jurisdictions, the applicable company licensing laws and regulations are subject to amendment or interpretation by regulatory authorities. Generally these authorities are vested with relatively broad discretion to grant, renew and revoke licenses and approvals for various reasons, including the violation of law and conviction of crimes. Other sanctions may include the suspension of individual employees, limitations on engaging in a particular business for specified periods of time, revocation of licenses, censures, redress to policyholders and fines. Although NLASCO and its insurance subsidiaries endeavor to follow practices based on good faith interpretations of laws and regulations, or those generally followed by the industry, these practices may prove to be different from those that the regulatory authorities require.

        If the states in which NLIC and ASIC write insurance drastically increase the assessments that insurance companies are required to pay, their and NLASCO's financial condition and results of operations will suffer.

        NLIC and ASIC are subject to a variety of taxes, fines, levies, license fees, tariffs and other assessments that may, from time to time, be material. These assessments are made by the states in which NLIC and ASIC operate and include participation in residual market or involuntary risk plans in various states that provide insurance coverage to individuals or entities that otherwise are unable to purchase such coverage from private insurers. Due to this participation, NLIC and ASIC may be exposed to material losses. They are also subject to assessments in the states in which they write insurance for various purposes, including the provision of funds necessary to fund the operations of various insurance guaranty associations, which pay covered claims under certain policies issued by impaired, insolvent or failed insurance companies. These assessments are generally set based on an insurer's percentage of the total premiums written in the relevant state within a particular line of business for the relevant time period. From 1999 to 2004, NLASCO's other assessments in any year did not exceed $1.0 million. For the year ended December 31, 2004, NLASCO paid no other assessments. For the year ended December 31, 2005, NLASCO's other assessments were $10.4 million with $4.4 million paid in 2005 and $6.0 million paid in 2006, principally related to Hurricanes Katrina and Rita in Louisiana, Mississippi and Texas (see next paragraph), and additional or emergency hurricane-related assessments are likely to follow. For the six months ended June 30, 2006, NLASCO paid no other assessments but in July 2006, paid $0.4 million to cover the claims of an impaired insurer in Texas. As NLIC's and ASIC's total premiums written grow, NLASCO's share of any assessments may increase. However, NLASCO cannot predict with certainty the amount of future assessments, because such assessments depend on factors outside NLASCO's control, such as the insolvencies of other insurance companies, the market shares of other insurance companies writing in a particular state and the degree to which other companies write in coastal areas. Generally, in most states, NLIC and ASIC can take a credit against their premium taxes for these assessments over a stipulated number of years.

        NLASCO is subject to assessments from the Georgia Underwriting Association, Louisiana Citizens Property Insurance Corporation or LCPIC, Mississippi Windstorm Underwriting Association, or MWUA, the Texas FAIR Plan Association and the Texas Windstorm Insurance Association, or TWIA. LCPIC, MWUA and TWIA have estimated plan losses due to losses incurred from the hurricanes that struck Louisiana and Texas in the third quarter of 2005, and are thereby able to levy regular and emergency assessments to participating companies and policyholders, respectively. During the year ended December 31, 2005, NLASCO's insurance company subsidiaries were assessed $10.4 million based on estimated losses and NLASCO's market shares in Louisiana, Mississippi and Texas. Additional assessments may follow. NLASCO does not expect such assessments to have a net financial statement impact as all such assessments are recoverable (subject to treaty limits) under its reinsurance treaties. Further, NLASCO may be able to recoup a regular assessment through a surcharge to policyholders. Such recoupments will be refunded to reinsurers as the related premiums are written and collected. NLASCO is required to collect emergency assessments directly from residential property policyholders and remit them to LCPIC as they are collected.

        NLASCO continues to monitor developments with respect to various state facilities such as the Georgia Underwriting Association, LCPIC, MWUA, the Texas FAIR Plan Association and the TWIA. The ultimate impact of Hurricanes Katrina and Rita on these facilities is currently uncertain, but could result in the facilities recognizing a financial deficit different than the level currently estimated. They may, in turn, have the ability to assess participating insurers when financial deficits occur. However, NLASCO will not incur any net expense or loss from any such assessments due to reinsurance recoveries.

        NLASCO may be subject to high retaliatory taxes in several states as a result of its multistate operations, which could have a material adverse impact on its financial condition and results of operations.

        Nearly all states impose a retaliatory tax on insurers operating in their state that are domiciled in another state. Retaliatory taxes are based on the principle that if the aggregate taxes, fees and obligations imposed by an insurer's domiciliary state are greater than the aggregate taxes, fees and obligations imposed by the taxing state, then the difference is payable to the taxing state as a retaliatory tax. For example, the State of Texas imposes various premium-based taxes that, in the aggregate, total approximately 2.0% of gross written premiums in Texas. The State of Illinois imposes various premium-based taxes that, in the aggregate, total approximately 0.5% of gross written premiums in Illinois. The Illinois retaliatory tax provisions would require a Texas-domiciled insurer operating in Illinois to pay the 0.5% aggregate Illinois taxes plus a 1.5% incremental amount representing the difference between the Texas effective rate and the Illinois effective rate. Thus, a Texas-domiciled insurer would pay a 2.0% effective tax in Illinois while an Illinois-domiciled insurer would only pay a 0.5% effective tax. Insurance companies with multistate operations, like NLASCO, may find themselves subject to high retaliatory taxes in several states, which could have a material adverse impact on NLASCO's financial condition and results of operations.

        NLASCO's ability to meet ongoing cash requirements and pay dividends may be limited by its holding company structure and regulatory constraints.

        NLASCO operates as a holding company. Dividends and other permitted payments from its operating subsidiaries are expected to be its primary source of funds to meet ongoing cash requirements, including any future debt service payments and other expenses, and to pay dividends, if any, to its stockholders. NLIC and ASIC are subject to significant regulatory restrictions and limitations under debt agreements limiting their ability to declare and pay dividends, which could in turn limit NLASCO's ability to meet its ongoing cash requirements, including any future debt service payments and other expenses, or to pay dividends.

        Current legal and regulatory activities, investigations, litigation proceedings or other activities relating to the insurance industry, including investigations into contingent commission arrangements and insurance quotes regarding NLIC and ASIC, could affect NLASCO's business, financial condition and results of operations.

        Recently, the insurance industry has experienced substantial share price volatility as a result of current litigation, investigations and regulatory activity by various insurance, governmental and enforcement authorities concerning certain practices within the insurance industry. These practices include the payment of contingent commissions by insurance companies to insurance brokers and agents and the extent to which such compensation has been disclosed and the solicitation and provision of fictitious, inflated or mischaracterized quotes for insurance coverages. NLASCO paid less than 3.1% of its 2005 gross written premiums to its independent agents pursuant to contingent commission contracts.

        NLASCO is unable to predict the potential effects, if any, that these investigations may have upon these arrangements in particular or upon the insurance markets and industry business practices in general or what, if any, changes may be made to laws and regulations regarding the industry and financial reporting. Any of the foregoing could materially and adversely affect its business, financial condition and results of operations.

        NLIC and ASIC are subject to periodic financial and market conduct examinations by state insurance departments. If these examinations identify significant findings or recommend significant changes to its operations, either insurance company could lose its licenses and/or its financial condition and results of operations could be affected.

        The insurance departments in every state in which NLASCO's insurance companies do business may conduct on-site visits and examinations of its insurance companies at any time and generally for any purpose, including review of NLASCO's insurance companies' financial condition, market conduct and relationships and transactions with affiliates. In addition, the Texas Department of Insurance will conduct comprehensive examinations of NLASCO's insurance companies every three to five years. NLIC's last regulatory exam was a full scope financial examination by the Texas Department of Insurance covering the period from January 1, 1997 through December 31, 2001, including material transactions and/or events occurring after December 31, 2001. ASIC's last regulatory exam was a full scope financial examination by the Texas Department of Insurance covering the period from January 1, 2001 through December 31, 2003, including certain material transactions and/or events occurring after December 31, 2003. Neither examination resulted in any significant regulatory compliance issues being raised by the Texas Department of Insurance.

        The March 26, 2002 Market Conduct Examination Report for ASIC issued by Arizona's Department of Insurance contained a recommendation that the Arizona Director of Insurance determine if cause existed to take disciplinary action against ASIC for various apparent law violations cited in the report. Subsequent to the issuance of the report, ASIC entered into a voluntary Consent Order with the Arizona Department of Insurance pursuant to which ASIC agreed to undertake various remedial actions in respect of the apparent law violations cited in the report. ASIC made reports to the Arizona Department required by the Consent Order, and the Arizona Department of Insurance has advised that, while compliance with the Consent Order is subject to further verification upon future examination, the Arizona Department of Insurance is satisfied that ASIC has completed the remedial requirements of the Consent Order. While there were no material adverse findings or recommended changes to NLASCO's or its insurance company subsidiaries' operations identified in the recently completed financial examinations conducted by the departments of insurance of other states, there can be no assurance that there will not be adverse findings or recommended changes identified by these or other state insurance departments in the future. In addition, significant adverse findings could lead to a revocation of NLASCO's or its insurance company subsidiaries' licenses. Any adverse findings or recommended changes resulting from such financial examinations, or from any future examinations, could have a material adverse effect on NLASCO's or its insurance company subsidiaries' financial condition and results of operation.

        NLASCO relies on its information technology and telecommunications systems, and the failure or disruption of these systems could disrupt its operations and adversely affect its results of operations.

        NLASCO's business is highly dependent upon the successful and uninterrupted functioning of its information technology and telecommunications systems. NLASCO relies on these systems to process new and renewal business, issue policies, provide customer service, make claims payments and facilitate collections and cancellations, as well as to perform actuarial and other analytical functions necessary for pricing and product development. NLASCO's systems could fail of their own accord or could be disrupted by factors such as natural disasters, power disruptions or surges, failure of third party systems or support, computer hackers, terrorist attacks or other factors beyond its control. Failure or disruption of these systems, or the back-up systems, for any reason could disrupt its operations and adversely affect its results of operations.

        Failures in NLASCO's electronic underwriting system could adversely affect its financial condition and results of operations.

        NLASCO's Internet-based Policy Agency Claim System, or PACS, was primarily developed in-house. PACS is fully integrated and is able to process quotes, policy issuance, billings, payments and claims. The system is designed for ease of use by agents and employees. PACS is an integral part of NLASCO's success, and the growth of its business is highly dependent upon it. Almost all applications are submitted online. Problems or errors of which NLASCO is not currently aware may have occurred in connection with the installation, upgrading or maintenance of this system or any of its other systems or may result from a major physical disaster or other calamity that causes damage to NLASCO's systems generally. A loss of PACS or any of NLASCO's other systems for a sustained period of time could have an adverse impact on its financial condition and results of operations.

        Failure to develop an adequate knowledge transfer or a succession plan for NLASCO's information technology personnel could adversely affect its financial condition and results of operations.

        The success of PACS and NLASCO's other systems depend heavily on the incumbent information technology team that developed the system. A loss of key members of this team without adequate knowledge transfer or a succession plan could disrupt NLASCO's operations and adversely affect its results of operations.

        Claims by third parties that NLASCO infringes their proprietary technology could adversely affect NLASCO's financial condition and results of operations.

        If NLASCO discovers that any of its products or technology that it licenses from third parties violate third party proprietary rights, NLASCO may not be able to reengineer its products or obtain a license on commercially reasonable terms to continue using the products or technology without substantial reengineering, or to otherwise modify programs. In addition, product and technology development is inherently uncertain in a rapidly evolving technology environment in which there may be numerous patent applications pending for similar technologies, many of which are confidential when filed. In addition, much of the software used by NLASCO may be used subject to a licensing agreement, and NLASCO's failure to comply with the terms for usage under any such licensing agreement could subject it to claims which could adversely impact its business. Although NLASCO sometimes may be indemnified by third parties against claims that licensed third party technology infringes proprietary rights of others, this indemnity may be limited, unavailable or, where the third party lacks sufficient assets or insurance, ineffective. NLASCO currently does not have liability insurance to protect against the risk that its technology or future licensed third party technology infringes the proprietary rights of others. Any claim of infringement, even if invalid, could cause NLASCO to incur substantial costs defending against the claim and could distract its management from the business. Furthermore, a party making such a claim could secure a judgment that requires NLASCO to pay substantial damages. A judgment could also include an injunction or other court order that could prevent NLASCO from using the products and technologies. Any of these events could have a material adverse effect on NLASCO's business, operating results and financial condition.

        Acquisitions could result in operating difficulties, dilution and other harmful consequences.

        From time to time, NLASCO may engage in discussions regarding potential acquisitions, including potential acquisitions that could be material to its financial condition and results of operations. NLASCO may acquire whole businesses or books of business that fit its underwriting competencies from insurance companies, MGAs and other agents. In addition, NLASCO may expand its business, product offerings and policyholder base by acquiring businesses in areas in which NLASCO has limited operating experience. The process of integrating an acquired company or book of business may create unforeseen operating difficulties and expenditures. In particular:

  •
  NLASCO has achieved its prior success by applying a disciplined approach to underwriting and pricing in select markets that are not well served by its competitors. NLASCO may not be able to successfully implement its underwriting, claims management, pricing and product strategies in companies or books of business it acquires;

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  NLASCO could be required to implement or remediate controls, procedures and policies for an acquired privately-held company that prior to acquisition may not have been required;

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  An acquisition could present cultural challenges associated with integrating employees from the acquired company into the organization, which could result in a loss of employees from the businesses NLASCO acquires and other adverse consequences;

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  NLASCO's management may have to divert its time and energy from operating the business to integration challenges;

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  NLASCO could have no prior experience operating the type of business that it acquires, which could create difficulties and result in NLASCO failing to realize many of the anticipated potential benefits of the acquisition; and

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  An acquisition could dilute NLASCO's book value per share or after-tax return on average equity.

        The anticipated benefits of any acquisition may not materialize. Future acquisitions could result in the incurrence of debt or an assumption of inadequate liabilities for losses and loss adjusted expenses or claims management structures, any of which could harm NLASCO's financial condition. Future acquisitions may require NLASCO to obtain additional equity or debt financing, which may not be available on favorable terms or at all.

        Applicable insurance laws may make it difficult to effect a change of control of NLASCO.

        NLIC and ASIC are domiciled in Texas. Before a person can acquire control of an insurance company domiciled in Texas, prior written approval must be obtained from the Texas Department of Insurance. Acquisition of control would be presumed on the acquisition, directly or indirectly, of 10% or more of NLASCO's outstanding voting stock, unless the regulators determine otherwise. Prior to granting approval of an application to acquire control of a domestic insurer, the Texas Department of Insurance will consider factors such as:

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  the financial strength of the acquirer;

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  the integrity and management experience of the acquirer's board of directors and executive officers;

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  the acquirer's plans for the management of the insurer;

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  the acquirer's plans to declare dividends, sell assets or incur debt;

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  the acquirer's plans for the future operations of the domestic insurer;

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  the impact of the acquisition on continued licensure of the domestic insurer;

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  the impact on the interests of Texas policyholders; and

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  any anti-competitive results that may arise from the consummation of the acquisition of control.

        These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of NLASCO, including transactions that some or all of our stockholders might consider desirable.

Risks Related to ARC's Properties and Operations

        Adverse economic or other conditions in the markets in which we do business, including our five largest markets of Dallas/Fort Worth, Texas; Atlanta, Georgia; Salt Lake City, Utah; the Front Range of Colorado; and Kansas City-Lawrence-Topeka, Kansas/Missouri, could negatively affect our occupancy and results of operations.

        Our operating results are dependent in part upon our ability to maintain and improve occupancy in our communities. Adverse economic or other conditions in the markets in which we do business, and specifically in metropolitan areas of those markets, may negatively affect our occupancy and rental rates, which, in turn, may negatively affect our revenues. If our communities and our financing activities do not generate sufficient funds to meet our cash requirements, including operating and other expenses and capital expenditures, our net income, funds from operations, or FFO, cash flow, financial condition, ability to service our indebtedness, and ability to make distributions could be adversely affected, any of which could adversely affect the trading price of our publicly traded securities. The following factors, among others, may adversely affect the occupancy of our communities and/or the revenues generated by our communities:

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  competition from other available manufactured housing sites or available land for the placement of manufactured homes outside of established communities and alternative forms of housing (such as apartment buildings and site built single-family homes);

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  local real estate market conditions such as the oversupply of manufactured housing sites or a reduction in demand for manufactured housing sites in an area;

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  the residential rental market, which may limit the extent to which our rents, whether for homes or homesites, may be increased to meet increased expenses without decreasing our occupancy rates;

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  perceptions by prospective tenants of the safety, convenience and attractiveness of our communities and the neighborhoods where they are located;

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  our residents' performance in accordance with the terms of their conditional obligations;

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  economic factors in each of these markets, such as a loss of a major employer, increases in property tax rates or other similar factors;

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  our ability to provide adequate management, maintenance and insurance; and

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  increased operating costs, including insurance premiums, real estate taxes and utilities, or increased costs due to changes in zoning or ordinance requirements or enforcement of the same.

        Our communities located in Dallas/Fort Worth, Texas; Atlanta, Georgia; Salt Lake City, Utah; the Front Range of Colorado; and Kansas City-Lawrence-Topeka, Kansas/Missouri, contain approximately 12.5%, 8.7%, 6.6%, 5.7% and 4.2%, respectively, of our total homesites as of June 30, 2006. As a result of the geographic concentration of our communities in these markets, we are particularly exposed to the risks of downturns in these local economies as well as to other local real estate market conditions or other conditions which could adversely affect our occupancy rates, rental rates, costs of operation and the values of communities in these markets.

        Our results of operations also would be adversely affected if our tenants are unable to pay rent or if our homesites or our rental homes are unable to be rented on favorable terms. If we are unable to promptly relet our homesites and rental homes or renew our leases for a significant number of our homesites or rental homes, or if the rental rates upon such renewal or reletting are significantly lower than expected rates, then our business and results of operations would be adversely affected. In addition, certain expenditures associated with each community (such as real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from such community and could increase without a corresponding increase in rental or other income. Furthermore, real estate investments are relatively illiquid and, therefore, will tend to limit our ability to vary our portfolio promptly in response to changes in economic or market conditions.

        In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increase in defaults under existing leases, which would adversely affect our net income, cash flow, financial condition and ability to service our indebtedness, any of which could adversely affect the trading price of our publicly traded securities.

        We may not be able to maintain and improve our occupancy through expansion of our home rental program and our home lease with option to purchase program, which could negatively affect our revenue and our results of operations.

        We have responded to the challenging operating environment for manufactured home communities by developing and implementing a range of programs and initiatives aimed at increasing and maintaining our occupancy, including our home rental program and our home lease with option to purchase program. Our ability to increase and maintain occupancy and improve our operating margins in our existing communities in the future will depend to a certain degree upon the success of these programs.

        Pursuant to our rental home program, we acquire manufactured homes, place them on unoccupied homesites in selected communities in our portfolio and lease them, typically for a one-year lease term. We also acquire repossessed homes in our communities through an offer and bid process with third party finance companies. For the six months ended June 30, 2006, rental income received from residents of our rental homes totaled $28.6 million. Our overall occupancy at June 30, 2006, excluding communities held for sale, was 83.5% with homeowners occupying 68.9% of our total homesites and tenants in our rental homes occupying approximately 14.6% of our total homesites. If we are unable to maintain and/or improve occupancy in our communities through expansion of our lease with option to purchase program and our home rental program, our operating results may be negatively affected. Our ownership of rental homes also increases our capital requirements and our operating expenses and subjects us to greater exposure to risks such as re-leasing risks and mold-related claims. In addition, any increased sales and leasing activities increase our exposure to these matters as well as to legal and regulatory compliance costs and risks and to litigation and claims arising out of our sales and leasing activities.

        Our home lease with option to purchase program is a program that differs significantly from programs offered by some of our competitors, and we are not aware of any home lease with option to purchase program structured similarly to ours. Accordingly, while we believe our program has been structured and is being implemented in compliance with applicable legal and regulatory requirements in all material respects, we have no significant experience operating this program, and neither the structure and terms of the program nor our management and implementation of the program have been subject to review by any court or regulatory agency or authority in any suit or proceeding. We cannot assure you, if any such review were to occur, that the structure and terms of the program and our management and implementation of the program will be found to be in compliance with all such applicable legal and regulatory requirements. Any determination by a court or other agency or authority of competent jurisdiction finding a violation of any applicable legal or regulatory requirements, or the threat of such a determination, could subject us to material costs, fines, penalties, judgments or other payments, or could cause us to have significant issues with respect to the continuance of the program, which could have an adverse effect on our financial condition and results of operations, and also could result in significant changes to the structure and terms of the program, which could increase the costs to us of continuing the program or otherwise adversely affect our ability to continue to maintain the program, which could have an adverse effect on our ability to increase occupancy and improve our results of operations.

        We may not be able to maintain and improve our occupancy through our in-community home sales and financing program, which could adversely affect our revenues and our results of operations.

        We have responded to the challenging operating environment for manufactured home communities by developing and implementing a range of programs and initiatives aimed at increasing and maintaining our occupancy, including our in-community home sales and financing initiative. Our ability to maintain and increase occupancy and improve our operating margins in our existing communities and retail operations in the future will depend to some degree upon the success of this initiative. Through our in-community home sales and financing initiative, we have expanded our capability both to acquire for-sale manufactured home inventory and sell these homes to customers in our communities at competitive prices and to finance sales of these homes to customers in our communities. We have obtained a multi-year debt facility pursuant to which we will be able to fund up to $125.0 million to support loan originations in connection with the sale of homes in our communities. If we are not able to maintain this debt facility, we do not expect to be able to fully fund this initiative, which could significantly impair our ability to maintain or increase our occupancy in our communities, improve operating margins in our retail operations and to achieve growth in our revenue and overall operating margins. Additionally, if we do not have sufficient overall capital available to purchase additional homes in the future, we may not be able to implement or fully implement these programs or initiatives, which could significantly impair our ability to maintain or increase our occupancy in our communities, improve operating margins in our retail operations and to achieve growth in our revenues and overall operating margins.

        The availability of advances of funds under our consumer finance debt facility is subject to certain conditions that are beyond our control. Conditions that could result in our inability to draw on this facility include a downgrade of the lender's credit rating and the absence of certain markets for financing debt obligations secured by securities or mortgage loans. Funding under this facility may also be denied if the lender determines that the value of the assets serving as collateral would be insufficient to maintain the required 75% loan-to-value ratio upon giving effect to a request for funding. The lender can also at any time require that we prepay amounts funded or provide additional collateral if, in its judgment, this is necessary to maintain the 75% loan-to-value ratio.

        Although some members of our management group have experience in the consumer finance business, we have limited operating history and we cannot assure that we will be able to successfully expand this initiative and manage this business. Loans produced by our in-community home sales and financing initiative may have higher default rates than we anticipate, and demand for consumer financing may not be as great as we anticipate or may decline.

        Our in-community home sales and financing initiative operates in a regulated industry with significant consumer protection laws, and the regulatory framework may change in a manner which may adversely affect our operating results. The regulatory environment and associated consumer finance laws create a risk of greater liability from our in-community home sales and financing initiative and could subject us to private claims and awards. This initiative is dependent on licenses granted by state and Federal regulatory bodies, which may be withdrawn or which may not be renewed and which could have an adverse impact on our ability to achieve our operating objectives. We have obtained many, and are in the process of obtaining all of the remaining state and local licenses and permits necessary for us to implement this initiative in all of the markets in which we operate.

        The terms of our acquisition agreement with Hometown America, L.L.C., or Hometown, may cause us to incur additional costs and liabilities.

        Pursuant to the acquisition agreement with Hometown, we have assumed all liabilities and obligations of Hometown with respect to the Hometown communities and the other acquired assets, whether known or unknown, absolute or contingent, and whether arising before or after the date we acquired the Hometown communities, subject to limited exceptions. In addition, Hometown is not required to indemnify us for any inaccuracy in or breach of any of its representations or warranties in the agreement. As a result of these provisions, we are responsible for liabilities and obligations with respect to the Hometown communities and the other acquired assets for which we have no recourse to Hometown or anyone else, and we may incur unanticipated costs in connection with completion of the Hometown acquisition and the integration of the Hometown communities in excess of our expected costs.

        The manufactured housing industry continues to face a challenging operating environment marked by a shortage of available financing for home purchases and a significant decrease in manufactured home shipments, which has put downward pressure on occupancy in manufactured home communities and may continue to do so.

        The manufactured housing industry continues to face a challenging operating environment which has resulted in losses, exits from the industry and significant curtailment of activity among manufacturers, retailers and consumer finance companies. When compared to the manufacturing, retail home sales and consumer finance sectors of the manufactured housing industry, the manufactured home community sector has been relatively less affected than the other three sectors but is also facing challenging conditions, including an increase in the number of repossessed and abandoned homes, a shortage of consumer financing to support new manufactured home sales and move-ins and resale of existing homes in manufactured home communities, and historically low mortgage interest rates and favorable credit terms for traditional entry-level, site-built housing, all of which has put downward pressure on occupancy levels in our manufactured home communities and may continue to do so. We expect industry conditions will remain difficult for the foreseeable future, based partly on overall economic conditions throughout the U.S. and a continued shortage of consumer financing for manufactured home buyers.

        We have reported historical accounting losses on a consolidated basis since our inception, and we may continue to report accounting losses in the future.

        We have had net losses available to common stockholders of $3.7 million for the six months ended June 30, 2006 and $194.8 million, $94.7 million, $34.4 million, $40.8 million and $13.1 million for the years ended December 31, 2005, 2004, 2003, 2002, and 2001, respectively. As of June 30, 2006, our retained deficit was $470.9 million. There can be no assurance that we will not continue to incur net losses in the future.

        We may not be successful in identifying suitable acquisitions that meet our criteria or in completing such acquisitions and successfully integrating and operating acquired properties, which may impede our growth and negatively affect our results of operations.

        Our ability to expand through acquisitions has historically been a part of our business strategy and requires us to identify suitable acquisition candidates or investment opportunities that meet our criteria and are compatible with our strategy. We may not continue to seek acquisitions, be successful in identifying suitable real estate properties or other assets that meet our acquisition criteria, or be successful in consummating acquisitions or investments on satisfactory terms. If we do not continue to identify or consummate acquisitions it could reduce the number of acquisitions we complete and slow our growth, which could in turn adversely affect our stock price.

        We continue to evaluate available manufactured home communities in select markets when strategic opportunities arise. Our ability to acquire properties on favorable terms and successfully integrate and operate them may be exposed to the following significant risks:

  •
  we may not have sufficient capital to seek additional acquisitions;

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  we may be unable to acquire a desired property because of competition from local investors and other real estate investors with significant capital, including other publicly traded companies and institutional investment funds;

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  even if we are able to acquire a desired property, competition from other potential acquirers may significantly increase the purchase price which could reduce our profitability;

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  even if we enter into agreements for the acquisition of manufactured home communities, these agreements are subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction;

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  we may be unable to finance the acquisition at all or on favorable terms;

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  we may spend more than the time and amounts budgeted to make necessary improvements or renovations to acquired properties;

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  we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and consequently our results of operations and financial condition could be adversely affected;

  •
  market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

  •
  we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of the properties and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

        The availability of competing housing alternatives in our markets could negatively affect occupancy levels and rents in our communities, which could adversely affect our revenue and our results of operations.

        All of our properties are located in markets that include other manufactured home communities. The number of competing manufactured home communities in a particular market could have a material effect on our ability to lease our homes and/or homesites and to maintain or raise rents. Other forms of multifamily residential properties and single family housing, including rental properties, represent competitive alternatives to our communities. The availability of a number of other housing options, such as apartment units and new or existing site-built housing stock, the comparative pricing of the same, as well as more favorable financing alternatives for the same, could have an adverse effect on our occupancy and rents, which could adversely affect our cash flow, financial condition and results of operations.

        Uninsured losses or losses in excess of our insurance coverage could adversely affect our financial condition and our cash flow.

        We maintain comprehensive liability, fire, flood (where appropriate), extended coverage and rental loss insurance with respect to our properties with policy specifications, limits and deductibles customarily carried for similar properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots, acts of war or terrorism. Should an uninsured loss occur, we could lose both our investment in, and anticipated profits and cash flow from, a property, which could adversely affect our financial condition and our ability to make distributions to our stockholders. In addition, if any such loss is insured, we may be required to pay a significant deductible on any claim for recovery of such a loss prior to our insurer being obligated to reimburse us for the loss or the amount of the loss may exceed our coverage for the loss.

        Exposure to mold and contamination related claims that are problematic to insure against could adversely affect our results of operations.

        We own a significant number of homes for sale or rental homes, which we lease or sell to third parties. In each of these homes, we run a risk of mold, mildew and/or fungus related claims if these items are found in any home. In addition, we provide water and sewer systems in certain of our communities and we are subject to the risk that if a home is not properly connected to a system, or if the integrity of the system is breached, mold or other contamination can develop. If this were to occur, we could incur significant remedial costs and we may also be subject to private damage claims and awards, which could be material. If we become subject to claims in this regard, it could adversely affect our financial condition, results of operations and insurability, ability to service our indebtedness, including the notes, and ability to make distributions, any of which could adversely affect the trading price of our common stock.

        Environmental compliance costs and liabilities associated with operating our communities may affect our results of operations.

        Under various Federal, state and local laws, ordinances and regulations, owners and operators of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's or operator's ability to lease, sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials.

        In connection with the ownership (direct or indirect), operation, management and development of real properties, we may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property. All but one of our properties have been subject to a Phase I or similar environmental audit (which involves general inspections without soil sampling or ground water analysis) completed by independent environmental consultants. These environmental audits have not revealed any significant environmental liability that we believe would have a material adverse effect on our business or results of operations. No assurances can be given that existing environmental studies with respect to any of our properties reveal all environmental liabilities, that any prior owner or operator of our properties did not create any material environmental condition not known to us, or that a material environmental condition does not otherwise exist as to any one or more of our properties. Furthermore, material environmental conditions, liabilities, or compliance concerns may have arisen after the review was completed or may arise in the future; and future laws, ordinances or regulations may impose material additional environmental liability, which would adversely affect our financial condition and results of operations.

        In addition, to the extent we maintain and operate a water delivery system in any community, we are subject to Federal regulations and state statutes regarding operation of said system.

        Increases in taxes may reduce our income.

        Costs resulting from changes in real estate tax laws generally are not passed through to tenants directly and will affect us. Increases in income, service or other taxes generally are not passed through to tenants under leases and may adversely affect any net income, funds from operations, cash flow, financial condition, results of operations and ability to service our indebtedness, any of which could adversely affect the trading price of our public securities.

        Rent control or rent stabilization legislation and other regulatory restrictions may limit our ability to increase rents or dispose of our properties.

        Certain states and municipalities have adopted laws and regulations specifically regulating the ownership and operation of manufactured home communities. These laws and regulations include provisions imposing restrictions on the timing or amount of rent increases and granting to community residents a right of first refusal on a sale of their community by the owner to a third party. Enactments of similar laws and regulations have been or may be considered from time to time in other jurisdictions. We currently own 6,286 homesites (excluding discontinued operations) in Florida, a state that maintains rent control regulations. These communities represent 10.9% of our total homesites. We presently expect to continue to operate manufactured home communities, and may in the future acquire manufactured home communities, in areas that are subject to one or more of these types of laws or regulations or where legislation with respect to such laws or regulations may be enacted in the future. Laws and regulations regulating landlord/tenant relationships or otherwise relating to the ownership and operation of manufactured home communities, whether currently existing or enacted in the future, could limit our ability to increase rents or recover increases in our operating expenses and could make it more difficult for us to dispose of properties in certain circumstances.

        Costs associated with complying with the Americans with Disabilities Act of 1990 may result in unanticipated expenses.

        Under the Americans with Disabilities Act of 1990, or ADA, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional Federal, state and local laws may also require modifications to our properties, or restrict certain further renovations of the properties, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988, or FHAA, requires apartment properties first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the ADA or the FHAA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. Although we believe that our properties are substantially in compliance with present requirements, we have not conducted an audit or investigation of all of our properties to determine our compliance and we cannot predict the ultimate cost of compliance with the ADA, the FHAA or other legislation. If one or more of our communities is not in compliance with the ADA, the FHAA or other legislation, then we would be required to incur additional costs to bring the community into compliance. If we incur substantial costs to comply with the ADA, the FHAA or other legislation, our financial condition, results of operations, cash flow, per share trading price of our common stock and our ability to satisfy our debt service obligations could be adversely affected.

        We may incur significant costs complying with other regulations applicable to our business.

        The properties in our portfolio are subject to various Federal, state and local regulatory requirements, such as state and local fire, life-safety and utility compliance requirements. If we fail to comply with these various requirements, we might incur governmental fines or private damage awards. We believe that the properties in our portfolio are currently in material compliance with all applicable regulatory requirements. Requirements may change and future requirements may require us to make significant unanticipated expenditures that could adversely affect our net income, FFO, cash flow and financial condition, ability to satisfy our debt service obligations and the per share trading price of our common stock.

        Expansion of our existing communities entails certain risks which may negatively affect our operating results.

        We may expand our existing communities where a community contains adjacent undeveloped land and where the land is zoned for manufactured housing. The manufactured home community expansion business involves significant risks in addition to those involved in the ownership and operation of established manufactured home communities, including the risks that financing may not be available on favorable terms for expansion projects, that the cost of construction may exceed estimates or budgets, that construction and lease-up may not be completed on schedule resulting in increased debt service expense and construction costs, that long-term financing may not be available on completion of construction, and that homesites may not be leased on profitable terms or at all. In connection with any expansion of our existing communities, if any of the above occur our financial condition and results of operations could be adversely affected.

Risks Related to Our Debt Financings

        We are subject to the risks normally associated with debt financing, including the risk that payments of principal and interest on borrowings may leave us with insufficient cash to operate our communities.

        As of June 30, 2006, we had approximately $1,063.8 million of outstanding indebtedness, $938.9 million of which was secured. We expect to incur additional debt in the future to the extent necessary to fund our future cash needs, including making additional borrowings under our revolving credit facility or additional borrowings pursuant to other available financing sources. Additionally, we do not anticipate that our internally generated cash flow will be adequate to repay our existing indebtedness upon maturity and, therefore, we expect to repay our indebtedness through refinancing and equity offerings.

        Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

  •
  our cash flow may be insufficient to meet our required principal and interest payments;

  •
  we may be unable to borrow additional funds, either on favorable terms or at all, as needed, to make acquisitions;

  •
  we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

  •
  because a portion of our debt bears interest at variable rates, an increase in interest rates could materially increase our interest expense;

  •
  we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

  •
  after debt service, the amount available for distributions to our stockholders is reduced;

  •
  our debt level could place us at a competitive disadvantage compared to our competitors with less debt;

  •
  we may experience increased vulnerability to economic and industry downturns, reducing our ability to respond to changing business and economic conditions;

  •
  we may default on our obligations and the lenders or mortgagees may foreclose on our properties that secure their loans and receive an assignment of rents and leases;

  •
  we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

  •
  our default under any one of our mortgage loans with cross-default or cross-collateralization provisions could result in default on other indebtedness or result in the foreclosures of other properties.

        We could become more highly leveraged because our organizational documents contain no limitation on the amount of debt we may incur.

        Our organizational documents contain no limitations on the amount of indebtedness that we or our operating partnership may incur. Although we intend to maintain a balance between our total outstanding indebtedness and the value of our portfolio, we could alter this balance at any time. If we become more highly leveraged, then the resulting increase in debt service could adversely affect our ability to make payments on our outstanding indebtedness.

        Increases in interest rates may increase our interest expense, which would adversely affect our cash flow and our ability to service our indebtedness.

        As of June 30, 2006, approximately 25% of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense, which would adversely affect our cash flow, our ability to service our indebtedness and our ability to make distributions to our stockholders. As of June 30, 2006, we had a total of $266.5 million of variable rate debt bearing a weighted average interest rate of approximately 8.5% per annum.

        Failure to hedge effectively against interest rate changes may adversely affect our results of operations.

        We seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements that involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements, and that these arrangements may not be effective in reducing our exposure to interest rate changes. Failure to hedge effectively against interest rate changes may adversely affect our financial condition and results of operations.

        Our growth depends on external sources of capital which are outside of our control.

        We have historically relied on third-party sources to fund our capital needs. We may not be able to obtain the financing on favorable terms or at all. Any additional debt we incur will increase our leverage. Our access to third-party sources of capital depends, in part, on:

  •
  general market conditions;

  •
  the market's perception of our growth potential;

  •
  our current debt levels;

  •
  our current and expected future earnings;

  •
  our cash flow and cash distributions; and

  •
  the market price per share of our common stock.

        If we cannot obtain capital from third-party sources, we may not be able to acquire properties when strategic opportunities exist, satisfy our debt service obligations or make distributions.

Risks Related to ARC's Organizational and Corporate Structure

        Our business could be harmed if key personnel terminate their employment with us.

        Our success is dependent on the efforts of our executive officers and senior management team. The loss of their services could materially and adversely affect our operations.

        We may change our investment and financing strategies and enter into new lines of business without stockholder consent, which may result in riskier investments than our current investments.

        We may change our business, investment and financing strategies and enter into new lines of business at any time without the consent of our stockholders, which could result in our making investments and engaging in business activities that are different from, and possibly riskier than, the investments and businesses described in this prospectus. A change in our investment strategy or our entry into new lines of business may increase our exposure to interest rate and other risk or real estate market fluctuations.

        Our decision not to operate as a REIT could result in higher tax expenses.

        We have determined that beginning with the tax year ending December 31, 2006, we would no longer operate as a REIT. Because of this decision not to operate as a REIT, we will not be allowed a deduction for dividends paid to our stockholders in computing our taxable income and will be subject to U.S. Federal income tax (including any applicable alternative minimum tax) on our taxable income at corporate tax rates. There are uncertainties involving the utilization of NOLs, including NOL restrictions and NOL expiration.

        Unless entitled to relief under certain statutory provisions, we also will be disqualified from electing to be a REIT for the four taxable years following the year during which our qualification is discontinued. This treatment could reduce our net earnings available for investment or distribution to our stockholders because of the additional tax liability to us for the years involved. As a result of the additional U.S. Federal income tax liability, we might need to borrow funds or liquidate certain investments on terms that may be disadvantageous to us in order to pay the applicable tax, and we would not be compelled to make distributions under the Internal Revenue Code.

        Conflicts of interest could arise as a result of our relationship with our operating partnership.

        Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our Company and our stockholders under applicable Maryland law in connection with their management of our Company. At the same time, we, as general partner, have fiduciary duties to our operating partnership and to the limited partners under Delaware law in connection with the management of our operating partnership. Our duties as general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to our Company and our stockholders. The partnership agreement of our operating partnership does not require us to resolve such conflicts in favor of either our stockholders or the limited partners in our operating partnership.

        Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.

        Additionally, the partnership agreement expressly limits our liability by providing that we, and our officers and directors, will not be liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such director or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, our affiliates and each of our respective officers, directors, employees and agents to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities, joint or several, expenses, judgments, fines and other actions incurred by us or such other persons, provided that our operating partnership will not indemnify for (i) willful misconduct or a knowing violation of the law or (ii) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement.

        The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the partnership agreement.

        We may suffer adverse consequences if we expand or enter into new non-real estate business ventures.

        Our operating partnership owns or invests in businesses that currently or may in the future engage in more diverse and riskier ventures, such as the sale of manufactured homes and financing of manufactured home sales on a broader scale (rather than only to customers in our communities), inventory financing, sales of home improvement products, brokerage of manufactured homes, acting as agent for sales of insurance and related products, third-party property management and other non-real estate business ventures that our management and board of directors determine, using reasonable business judgment, will benefit us.

        This strategy could expose the holders of our securities to more risk than a business strategy in which our operations are limited to real estate business ventures, because we do not have the same experience in non-real estate business ventures that we do in the ownership and operation of manufactured home communities and the related businesses we conduct.

        Our rights and the rights of our stockholders to take action against our directors and officers are limited.

        Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter eliminates our directors' and officers' liability to us and our stockholders for money damages except for liability resulting from actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our bylaws require us to indemnify our directors and officers for liability resulting from actions taken by them in those capacities to the maximum extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by our directors and officers.

Risks Related to the Securities Markets and Ownership of ARC's Common Stock

        Additional issuances of equity securities and exchange of our Senior Exchangeable Notes, or Notes, for our common stock will dilute the ownership interest of our existing stockholders, including former Note holders who had previously exchanged their Notes for common stock.

        The exchange of some or all of the Notes will dilute the ownership interests of our existing stockholders, including former Note holders who had previously exchanged their Notes for common stock. Any sales in the public market of our common stock to be issued upon such exchange of Notes could adversely affect the prevailing trading price of our common stock. In addition, the existence of the Notes may encourage short selling by market participants because the exchange of the Notes could depress the price of our common stock. We anticipate issuing equity in the future in connection with the rights offering, the Investment Agreement, the Flexpoint Agreement and the NLASCO Agreement.

We also may issue equity in the future in connection with strategic transactions, including acquisitions, to adjust our ratio of debt-to-equity, including through repayment of outstanding debt, to fund expansion of our operations, upon exchange of the Notes, or for other purposes.

        Our recent cash distributions to our common and preferred stockholders have exceeded our operating cash flows.

        For the 24 months ended December 31, 2005, our annual cash distribution to common stockholders and quarterly distributions to preferred stockholders and the Operating Partnership's distributions to its limited partners have exceeded our operating cash flows. We funded these distributions from a combination of operating cash flows, cash generated from senior fixed and variable rate mortgage debt incurred in connection with the completion our IPO in February 2004, other borrowings, and sales of assets. On September 21, 2005, the board of directors announced that it had eliminated the quarterly dividend on our common stock and units in the OP units for the quarter ending September 30, 2005 and no common stock dividend was declared for the quarters ended December 31, 2005, March 31, 2006 or June 30, 2006. Unless operating cash flows increase substantially, we may be required to (1) continue to eliminate cash distributions or (2) fund future cash distributions to our stockholders or the OP's limited partners from other borrowings, sales of some of our properties, and/or other available financing sources or we will have to reduce such distributions. If we use working capital or proceeds from such other borrowings, sales of some of our properties, or other available financing sources to fund these distributions, this will reduce the availability of these funds for other purposes, including repurchase of the notes and the purchase of homes necessary to implement our programs for increasing occupancy. This could adversely affect our financial condition and results from operations and ability to expand our business and further fund our operating and growth initiatives, any of which could adversely affect the market price of the Notes and our common stock.

        Our common stock price may experience substantial volatility, which may affect your ability, following any exchange, to sell our common stock at an advantageous price.

        The market price of our common stock has been and may continue to be volatile. For example, the market price of our common stock on the NYSE has fluctuated for the period from January 1, 2006 to June 30, 2006 between $8.83 per share and $11.16 per share and may continue to fluctuate. Therefore, the volatility may affect your ability to sell our common stock at an advantageous price. Market price fluctuations in our common stock may be due to acquisitions, dispositions or other material public announcements, including those regarding dividends or changes in management, along with a variety of additional factors including, without limitation, other risks identified in "Risk Factors" and "Special Note Regarding Forward-looking Statements." In addition, the stock markets in general, including the NYSE, recently have experienced extreme price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often have been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus that address results or developments that ARC expects or anticipates will or may occur in the future, where statements are preceded by, followed by or include the words "believes," "expects," "may," "will," "would," "could," "should," "seeks," "approximately," "intends," "plans," "projects," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases, including such things as our business strategy, our ability to obtain future financing arrangements, estimates relating to our future distributions, our understanding of our competition, market trends, projected capital expenditures, the impact of technology on our products, operations and business are forward-looking statements.

        The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. These risks, along with the risks disclosed in the section of this prospectus entitled "Risk Factors" beginning on page 7 and the following factors, could cause actual results to vary from our forward-looking statements:

  •
  failure to complete or timely complete the NLASCO acquisition;

  •
  failure of ARC to realize the benefits of the NLASCO acquisition or to complete it on favorable financing terms;

  •
  failure to adequately diligence the acquisition transaction;

  •
  failure of NLASCO's insurance subsidiaries to maintain their respective A.M. Best ratings;

  •
  failure to maintain NLASCO employees;

  •
  failure to maintain NLASCO's current agents;

  •
  lack of demand for insurance products;

  •
  cost or availability of adequate reinsurance;

  •
  changes in key management;

  •
  failure of NLASCO's reinsurers to pay obligations under reinsurance contracts;

  •
  failure of NLASCO to maintain sufficient reserves for losses on insurance policies;

  •
  failure of NLASCO to maintain appropriate insurance licenses;

  •
  competition confronting ARC from other forms of single or multifamily housing;

  •
  changes in market rental rates, supply and demand for affordable housing, the cost of acquiring, transporting, setting or selling manufactured homes;

  •
  the availability of manufactured homes from manufacturers;

  •
  the availability of cash or financing for ARC to acquire additional manufactured homes;

  •
  the ability of manufactured home buyers to obtain financing;

  •
  our ability to maintain or increase rental rates and maintain or improve occupancy;

  •
  the level of repossessions by manufactured home lenders;

  •
  the adverse impact of external factors such as changes in interest rates, inflation and consumer confidence;

  •
  our ability to identify acquisitions, have funds available for acquisitions, the pace of acquisitions and/or dispositions of communities and new or rental homes;

  •
  corporate debt ratings;

  •
  demand for home purchases in our communities and demand for financing of such purchases;

  •
  demand for rental homes in our communities;

  •
  the condition of capital markets;

  •
  actual outcome of the resolution of any conflict;

  •
  our ability to successfully integrate and operate acquired companies and/or properties;

  •
  our decision and ability to sell additional communities and the terms and conditions of any such sales and whether any such sales actually close;

  •
  issues arising from our decision not to continue to maintain our status as a REIT;

  •
  our ability to use NOL carryforwards to reduce future tax payments;

  •
  the impact of the Code and rules on our balance sheet and business operations;

  •
  our ability to pay dividends or make other distributions to our stockholders and the OP unitholders;

  •
  environmental uncertainties and risks related to natural disasters;

  •
  changes in and compliance with real estate permitting, licensing and zoning laws including legislation affecting monthly leases and rent control and increases in property taxes; and

  •
  changes in and compliance with licensing requirements regarding the sale of insurance and/or the sale or leasing of manufactured homes.

        Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized, or even substantially realized, and that they will have the expected consequences to or effects on the Company and its business or operations. Forward-looking statements made in this prospectus speak as of the date hereof. The Company undertakes no obligation to update or revise any forward-looking statement in this prospectus.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q:
What is the rights offering?

A:
The rights offering is an opportunity for you, as a holder of our common stock, to purchase additional shares of our common stock at a fixed subscription price, in this case, $8.00 per share, and in an amount proportional to your existing interest, before giving effect to the issuance and sale of our common stock under the NLASCO Agreement and the Flexpoint Agreement.

Q:
Why are we conducting this rights offering?

A:
We want to give you the opportunity to participate in our equity fund-raising so that you have the ability to help provide funding for the NLASCO acquisition to the extent of your current ownership percentage. We will use the net proceeds from this rights offering to partially fund our acquisition of NLASCO and to pay related fees and expenses of the acquisition of NLASCO and this offering, as well as for other general corporate purposes.

Q:
What is a right?

A:
Each right gives our stockholders the opportunity to purchase 0.242 shares of our common stock for $8.00 per share. We have granted to you, as a stockholder of record as of 5:00 p.m., New York City time, on                                    , one right for each share of common stock you owned at that time.

  If you hold your shares in the name of a broker, dealer or other nominee who uses the services of the Depository Trust Company, or the DTC, the DTC will issue one right to the nominee for each share of our common stock you own at the record date.

  We will not issue fractional shares of our common stock. If your rights would allow you to purchase a fractional share, you may exercise your rights only by rounding down to and paying for the nearest whole share or by paying for any lesser number of shares.

Q:
How was the $8.00 per share subscription price determined?

A:
The subscription price for our common stock in the rights offering was set by our board of directors. In determining the subscription price, our board of directors considered a number of factors, including: our need for capital to complete the NLASCO acquisition; our business prospects; the need to offer shares of common stock at a price that would be attractive to our stockholders relative to the current trading price of our common stock; the historic and current market price of our common stock; general conditions in the securities markets and any difficulty in market conditions prevailing for the raising of equity capital; the likely cost of capital from other sources; our operating history; and the liquidity of our common stock. In conjunction with its review of these factors, our board of directors also reviewed analyses of prior rights offerings by other public companies, including the range of discounts to market value represented by the subscription prices in those rights offerings. The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition or any other established criteria for fair value. You should not consider the subscription price as an indication of the fair value of our common stock.

Q:
Am I required to exercise any subscription rights I receive in this rights offering?

A:
No. You may exercise any number of your subscription rights, or you may choose not to exercise any rights.

Q:
How soon must I act to exercise my subscription rights?

A:
You must exercise your subscription rights no later than 5:00 p.m., New York City time, on                        , the expiration date. If you elect to exercise any of your subscription rights, the subscription agent must actually receive all required documents and payments from you at or before the expiration date, subject to the guaranteed delivery procedures described under "The Rights Offering—Notice of Guaranteed Delivery." Although we have the option of extending the expiration date of the subscription period, we currently do not intend to do so.

Q:
May I transfer my subscription rights?

A:
No. You may not sell or transfer your subscription rights to anyone. The subscription rights offered hereunder are non-transferable because ARC wants to limit the amount of stock issued in the rights offering that, under Section 382 of the Code, would be treated as increasing the percentage ownership of any stockholder (or group of stockholders treated as a single stockholder for this purpose). If ARC undergoes a "change in ownership" under Code Section 382, the use of our NOLs would be limited. See "Risk Factors—Risks Related to the NLASCO Acquisition—Our ability to use net operating loss carryforwards to reduce future tax payments may be limited."

Q:
Are we requiring a minimum subscription to complete the rights offering?

A:
No. Because Hunter's Glen/Ford has agreed to backstop the rights offering, meaning it has agreed to purchase all shares of common stock that remain unsubscribed for in the rights offering, other than shares which are covered by rights distributed to Mr. Ford and ARC Diamond, we are assured that we will receive gross proceeds of $80 million if our stockholders approve the issuance and sale of our common stock under the Investment Agreement.

Q:
What happens if I choose not to exercise my subscription rights?

A:
You will retain your current number of shares of common stock even if you do not exercise your subscription rights. To the extent that you do not exercise your rights and shares of common stock are purchased by other stockholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares of common stock represent of our expanded equity after the rights offering will be diluted, before giving effect to the issuance and sale of our common stock under the NLASCO Agreement and the Flexpoint Agreement. If Mr. Ford and ARC Diamond purchase the shares of our common stock under the Investment Agreement, no stockholders exercise their subscription rights and Hunter's Glen/Ford backstops the rights offering in full and the issuance and sale of our common stock under the NLASCO Agreement and the Flexpoint Agreement is completed, then Gerald J. Ford's beneficial ownership interest in our common stock will increase to approximately 31.5% from approximately 17.6%, and the ownership interest of the remaining current stockholders, who currently own in the aggregate approximately 82.4% of our common stock, will decrease to approximately 62.3%. In the event that Mr. Ford and ARC Diamond purchase the shares of our common stock under the Investment Agreement, no stockholders exercise their subscription rights and Hunter's Glen/Ford backstops the rights offering in full, but the issuance and sale of our common stock under the NLASCO Agreement and the Flexpoint Agreement is not completed, then Gerald J. Ford's beneficial ownership interest in our common stock will increase to approximately 33.6%, and the remaining current stockholders' ownership interest will decrease to approximately 66.4%.

Q:
Are there any conditions to my right to exercise my subscription rights?

A:
Yes. At a special meeting of the Company's stockholders to be held on                        , our stockholders will vote on whether to approve the issuance and sale of our common stock under the Investment Agreement. If the issuance and sale of our common stock under the Investment

  Agreement is not approved at the special meeting, then the rights offering will be cancelled. The rights offering is not conditioned upon the consummation of the NLASCO acquisition. For further information, see "The Rights Offering—Conditions, Withdrawal and Termination."

Q:
Can the board of directors cancel the rights offering?

A:
Yes. Our board of directors may decide to cancel the rights offering at any time prior to its expiration for any reason. If we cancel the rights offering, any money received from subscribing stockholders will be refunded promptly, without interest or deduction. As described above, we will cancel the rights offering if our stockholders do not approve the issuance and sale of our common stock under the Investment Agreement. See "The Rights Offering—Cancellation Rights."

Q:
How do I exercise my subscription rights?

A:
You may exercise your subscription rights by properly completing and signing your subscription rights certificate. Your subscription rights certificate, together with full payment of the subscription price, must be received by the subscription agent on or prior to the expiration date of the rights offering. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under "The Rights Offering—Notice of Guaranteed Delivery."

Q:
What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, custodian bank or other nominee?

A:
If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q:
What should I do if I want to participate in the rights offering, but I am a stockholder with an address outside the United States or a stockholder with an army post office or foreign post office?

A:
The subscription agent will not mail subscription rights certificates to you if you are a stockholder of record as of the rights offering record date with an address outside the United States or with an army post office or a foreign post office address. To exercise your subscription rights, you must notify the subscription agent on or prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that you are permitted to exercise your subscription rights under applicable law. In addition, you must take all other steps that are necessary to exercise your subscription rights, on or prior to the date required for participation in the rights offering. If you do not follow these procedures prior to the expiration of the rights offering, your rights will expire.

Q:
Will I be charged a sales commission or a fee if I exercise my subscription rights?

A:
We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.

Q:
What is the board of directors recommendation regarding the rights offering?

A:
Neither we, nor our board of directors, is making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering and after considering all of the information herein, including the "Risk Factors" section of this prospectus. You should not view the agreement of Mr. Ford, ARC Diamond and Hunter's Glen/Ford to purchase shares of our common stock pursuant to the Investment Agreement as a recommendation or other indication that the exercise of your subscription rights is in your best interests.

Q:
Is exercising my subscription rights risky?

A:
The exercise of your subscription rights involves significant risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning on page 7.

Q:
Am I required to subscribe for shares of ARC common stock in the rights offering?

A:
No.

Q:
How many shares of our common stock will be outstanding after the rights offering?

A:
Assuming that we issue all of the shares of common stock offered in the rights offering, approximately 51.3 million shares of our common stock will be issued and outstanding after its completion. If every subscription right were exercised, this would represent an increase of approximately 24% in the number of outstanding shares of common stock. Even though the rights will be offered on a one-for-one basis to each holder of our common stock, because Hunter's Glen/Ford has agreed to backstop the rights offering, the percentage of common stock owned by other stockholders as a group will decrease unless all of the other stockholders exercise in full the subscription rights they will receive.

Q:
After I exercise my subscription rights, can I change my mind and cancel my purchase?

A:
No. Once you send in your subscription rights certificate and payment you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the $8.00 per share subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $8.00 per share. Subscription rights not exercised prior to the expiration of the rights offering will have no value. See "The Rights Offering—No Revocation or Change."

Q:
What are the material United States Federal income tax consequences of exercising my subscription rights?

A:
A holder should not recognize income or loss for United States Federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to the particular consequences to you of the rights offering. See "Material United States Federal Income Tax Consequences."

Q:
If the rights offering is not completed, will my subscription payment be refunded to me?

A:
Yes. The subscription agent will hold all funds it receives in escrow until completion of the rights offering. If the rights offering is not completed, the subscription agent will return promptly, without interest, all subscription payments.

Q:
If I exercise my subscription rights, when will I receive shares of common stock purchased in the rights offering?

A:
We will deliver to the recordholders who purchase shares in the rights offering certificates representing the shares of our common stock purchased as soon as practicable after the expiration date of the rights offering. We will not be able to calculate the number of shares to be issued to each exercising holder until 5:00 p.m., New York City time, on the third business day after the expiration date of the rights offering, which is the latest time by which subscription rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under "The Rights Offering—Notice of Guaranteed Delivery."

Q:
Who is the subscription agent for the rights offering?

A:
The subscription agent is American Stock Transfer & Trust Company. The address for delivery to the subscription agent is as follows:

By Mail or Overnight Courier:	By Hand:
American Stock Transfer & Trust Company Operations Center Attn: Exchange Department 6201 15th Avenue Brooklyn, NY 11219	American Stock Transfer & Trust Company Attn: Exchange Department 59 Maiden Lane New York, NY 10038

Your delivery to an address or other than by the methods set forth above will not constitute valid delivery.

Q:
What should I do if I have other questions?

A:
If you have questions or need assistance, please call Scott L. Gesell, our Executive Vice President and General Counsel, at (303) 383-7584.

  For a more complete description of the rights offering, see "The Rights Offering" beginning on page 49.

THE RIGHTS OFFERING

The Rights

        We are distributing non-transferable rights to the holders of our common stock as of 5:00 p.m., New York City time, on                        , the record date, at no cost to the stockholders. We will give you one right to purchase 0.242 shares of our common stock for each share of common stock that you owned on the record date, for a total of 10 million shares. The subscription rights will be evidenced by non-transferable rights certificates. Each right will entitle you to purchase 0.242 shares of our common stock for $8.00 per share. See below for additional information regarding subscription by DTC participants. If you wish to exercise your subscription rights, you must do so before 5:00 p.m., New York City time, on                        , the expiration date of this rights offering. After that date, the rights will expire and will no longer be exercisable.

Method of Exercising Rights

        The exercise of rights is irrevocable and may not be cancelled or modified. You may exercise your rights as follows:

  Subscription by Registered Holders

        You may exercise your subscription rights by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with payment in full of the subscription price for each share of common stock you subscribe for, to the subscription agent at the address set forth under the subsection entitled "Subscription Agent and Escrow Agent," on or prior to the expiration date.

  Subscription by DTC Participants

        Banks, trust companies, securities dealers and brokers that hold shares of our common stock as nominee for more than one beneficial owner may, upon proper showing to the subscription agent, exercise their subscription privilege on the same basis as if the beneficial owners were record holders on the record date through the Depository Trust Company, or DTC. The DTC will issue one right to you for each share of common stock that you own at the record date. Each right can then be used to purchase 0.242 shares of common stock for $8.00 per share. You may exercise these rights through DTC's PSOP Function on the "agents subscription over PTS" procedure and instructing DTC to charge your applicable DTC account for the subscription payment for the new shares and deliver such amount to the subscription agent. DTC must receive the subscription instructions and payment for the new shares by the expiration date. Except as described under the subsection entitled "Notice of Guaranteed Delivery," subscriptions accepted by the subscription agent via a Notice of Guaranteed Delivery must be delivered to the subscription agent with payment before the expiration of the subscription period.

  Subscription by Beneficial Owners

        If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, custodian bank or other nominee, or if you hold common stock certificates and would prefer to have an institution conduct the transaction relating to the rights on your behalf, you should instruct your broker, custodian bank or other nominee or institution to exercise your rights and deliver all documents and payment on your behalf prior to 5:00 p.m., New York City time, on the expiration date. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian bank, nominee or institution, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m., New York City time, on the expiration date.

Payment Method

        Payments must be made in full in U.S. currency by:

  •
  check or bank draft payable to American Stock Transfer & Trust Company, the subscription agent, drawn against a U.S. bank; or

  •
  postal, telegraphic or express money order payable to American Stock Transfer & Trust Company.

        Any personal check used to pay for shares of common stock must clear the appropriate financial institutions prior to the expiration date. The clearing house may require five or more business days. Accordingly, holders who wish to pay the subscription price by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration date to ensure such payment is received and clears by such date. Rights certificates received after that time will not be honored, and we will return your payment to you, without interest or deduction.

        The subscription agent will be deemed to receive payment upon:

  •
  clearance of any uncertified check deposited by the subscription agent;

  •
  receipt by the subscription agent of any certified bank check draft drawn upon a U.S. bank; or

  •
  receipt by the subscription agent of any postal, telegraphic or express money order.

        You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US. Except as described below under "—Notice of Guaranteed Delivery," we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is on you or your nominee, not us or the subscription agent.

        The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of rights, but, if sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period. Because uncertified personal checks may take at least five or more business days to clear, we strongly urge you to pay or arrange for payment by means of certified or cashier's check or money order to avoid missing the opportunity to exercise your subscription rights should you decide to do so.

        Unless a rights certificate provides that the shares of common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an "Eligible Guarantor Institution," as such term is defined in Rule 17Ad-15 of the Exchange Act, subject to any standards and procedures adopted by the subscription agent.

Calculation of Subscription Rights Exercised

        If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription privilege with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of this rights offering.

Fractional Shares of Common Stock and Fractional Rights

        We will not issue fractional shares of common stock. If your rights will allow you to purchase a fractional share, you may exercise your rights only by rounding down to and paying for the nearest whole share or by paying for any lesser number of whole shares.

Expiration Date and Amendments

        The subscription period, during which you may exercise your subscription privilege, expires at 5:00 p.m., New York City time, on the expiration date. If you do not exercise your rights prior to that time, your rights will expire and will no longer be exercisable. We will not be required to issue shares of common stock to you if the subscription agent receives your rights certificate or your payment after that time, regardless of when you sent the rights certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below. We may, in our sole discretion, extend the time for exercising the subscription rights. If the commencement of this rights offering is delayed for a period of time, the expiration date of this rights offering may be similarly extended. In addition, if we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we may extend the expiration date of this rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this offering and the new expiration date.

        We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in this rights offering. We may extend the expiration date of this rights offering by giving oral or written notice to the subscription agent on or prior to the scheduled expiration date. If we elect to extend the expiration of this rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

        We reserve the right, in our sole discretion, to amend or modify the terms of this rights offering.

Subscription Price

        The subscription price for our common stock in the rights offering was set by our board of directors. In determining the subscription price, our board of directors considered a number of factors, including: our need for capital to complete the NLASCO acquisition; our business prospects; the need to offer shares of common stock at a price that would be attractive to our stockholders relative to the current trading price of our common stock; the historic and current market price of our common stock; general conditions in the securities markets and any difficulty in market conditions prevailing for the raising of equity capital; the likely cost of capital from other sources; our operating history; and the liquidity of our common stock. In conjunction with its review of these factors, our board of directors also reviewed analyses of prior rights offerings by other public companies, including the range of discounts to market value represented by the subscription prices in those rights offerings. The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition or any other established criteria for fair value. You should not consider the subscription price as an indication of the fair value of our common stock.

        We cannot assure you that the market price of our common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your subscription rights.

Intended Purchases

        On October 13, 2006, we entered into an Investment Agreement with Gerald J. Ford, one of our directors and the beneficial owner of approximately 17.6% of our common stock, ARC Diamond, an affiliate of Mr. Ford, and Hunter's Glen/Ford, also an affiliate of Mr. Ford, pursuant to which Mr. Ford and ARC Diamond, who are currently ARC stockholders, have agreed not to exercise their subscription rights to purchase 1,760,000 shares of our common stock that they will receive in the rights offering. Instead, pursuant to the Investment Agreement, Mr. Ford and ARC Diamond have agreed to purchase the shares of our common stock that they otherwise would have been entitled to subscribe for in the rights offering in a private placement directly from us. Pursuant to the Investment Agreement, Hunter's Glen/Ford has agreed to backstop the rights offering, meaning it has agreed to purchase all shares of common stock that remain unsubscribed for in the rights offering, other than shares which are covered by rights distributed to Mr. Ford and ARC Diamond, at the same subscription price per share. At a special meeting of the Company's stockholders to be held on                        , our stockholders will vote on whether to approve the issuance and sale of our common stock under the Investment Agreement. If the issuance and sale of our common stock under the Investment Agreement is not approved at the special meeting, then the rights offering will be cancelled. The rights offering is not conditioned upon the consummation of the NLASCO acquisition.

Conditions, Withdrawal and Termination

        We reserve the right to withdraw this rights offering on or prior to the expiration date for any reason. At a special meeting of the Company's stockholders to be held on                        , our stockholders will vote on whether to approve the issuance and sale of our common stock under the Investment Agreement. If the issuance and sale of our common stock under the Investment Agreement is not approved at the special meeting, then the rights offering will be cancelled. The rights offering is not conditioned upon the consummation of the NLASCO acquisition.

        We also may terminate this rights offering, in whole or in part, if at any time before completion of this rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to this rights offering that in the sole judgment of our board of directors would or might make this rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of this rights offering. We may waive any of these conditions and choose to proceed with this rights offering even if one or more of these events occur. If we terminate this rights offering, in whole or in part, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned without interest or deduction as soon as practicable.

Cancellation Rights

        Our board of directors may cancel this rights offering in its sole discretion at any time prior to the time this rights offering expires for any reason (including, without limitation, if the issuance and sale of our common stock under the Investment Agreement are not approved). If we cancel this rights offering, we will issue a press release notifying stockholders of the cancellation and any funds you paid to the subscription agent will be returned without interest or deduction as soon as practicable.

Subscription Agent and Escrow Agent

        The subscription agent and escrow agent for this rights offering is American Stock Transfer & Trust Company. The address to which subscription documents, rights certificates, notice of guaranteed delivery and payments other than wire transfers should be mailed or delivered is:

By mail or overnight courier to:
American Stock Transfer & Trust Company Operations Center Attn: Exchange Department 6201 15th Avenue Brooklyn, NY 11219
By hand to:
American Stock Transfer & Trust Company Attn: Exchange Department 59 Maiden Lane New York, NY 10038

        If you deliver subscription documents, rights certificates or notices of guaranteed delivery in a manner different than that described in this prospectus, then we may not honor the exercise of your subscription rights.

        You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to                         .

Fees and Expenses

        We will pay all fees charged by the subscription agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither we nor the subscription agent will pay such expenses.

Medallion Guarantee May be Required

        Your signature on each rights certificate must be guaranteed by an eligible institution, such as a member firm of a national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

  •
  your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

  •
  you are an eligible institution.

Notice to Beneficial Owners

        If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others as of the rights offering record date, you should notify the respective beneficial owners of such shares of this rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the rights offering record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification" that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

        If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Notice of Guaranteed Delivery

        The subscription agent will grant you three business days after the expiration date to deliver the rights certificate if you follow the following instructions for providing the subscription agent notice of guaranteed delivery. On or prior to the expiration date, the subscription agent must receive payment in full for all shares of common stock subscribed for through the exercise of the subscription privilege, together with a properly completed and duly executed notice of guaranteed delivery substantially in the form accompanying this prospectus either by hand, mail, telegram or facsimile transmission, that specifies the name of the holder of the rights and the number of shares of common stock subscribed for. If applicable, it must state separately the number of shares of common stock subscribed for through the exercise of the subscription privilege and a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States must guarantee that the properly completed and executed rights certificate for all shares of common stock subscribed for will be delivered to the subscription agent within three business days after the expiration date. The subscription agent will then conditionally accept the exercise of the rights and will withhold the certificates for shares of common stock until it receives the properly completed and duly executed rights certificate within that time period.

        In the case of holders of rights that are held of record through DTC, those rights may be exercised by instructing DTC to transfer rights from that holder's DTC account to the subscription agent's DTC account, together with payment of the full subscription price. The notice of guaranteed delivery must be guaranteed by a commercial bank, trust company or credit union having an office, branch or agency in the United States or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP. Notices of guaranteed delivery and payments should be mailed or delivered to the appropriate addresses set forth under "—Subscription Agent and Escrow Agent."

Transferability of Rights

        The subscription rights granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased or sold to anyone else. The rights offered hereunder are non-transferable because the Company wants to limit the amount of stock issued in the rights offering that, under Code Section 382, would be treated as increasing the percentage ownership of any stockholder (or any group of stockholders treated as a single stockholder for this purpose). If the Company undergoes a "change in ownership" under Code Section 382, the use of our NOLs would be limited. See "Risk Factors—Our Risks related to the NLASCO Acquisition—Our ability to use net operating loss carryforwards to reduce future tax payments may be limited."

Validity of Subscriptions

        We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in this rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate this rights offering, only when a properly completed and duly executed rights certificate and any other required documents and payment of the full subscription amount have been received by the subscription agent. Our interpretations of the terms and conditions of this rights offering will be final and binding.

Escrow Arrangements, Return of Funds

        The subscription agent will hold funds received in payment for shares of the common stock in a segregated account pending completion of this rights offering. The subscription agent will hold this money in escrow until this rights offering is completed or is withdrawn and canceled. If this rights offering is canceled for any reason, we will promptly return this money to subscribers without interest or deduction. If you exercise your subscription rights and are allocated fewer shares of the common stock than you subscribed for, the excess funds you paid will be returned to you without interest as soon as practicable after the subscription periods expires.

Rights of Subscribers

        You will have no rights as a stockholder with respect to shares you subscribe for in this rights offering until certificates representing shares of common stock are issued to you. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, payment and any other required documents to the subscription agent.

Foreign Stockholders

        We will not mail rights certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise rights, our foreign stockholders must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date by completing an international holder subscription form which will be delivered to those holders in lieu of a rights certificate and sending it by mail to the subscription agent at the address set forth under "—Subscription Agent and Escrow Agent."

No Revocation or Change

        Once you submit the rights certificate to exercise any rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Regulatory Limitation

        We will not be required to issue to you shares of our common stock pursuant to this rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or Federal regulatory authorities to own or control such shares and if, at the time this rights offering expires, you have not obtained such clearance or approval.

No Recommendation to Rights Holders

        Our board of directors is not making any recommendations to you as to whether or not you should exercise your subscription rights. You should make your decision based upon your own assessments of your best interests after reading this prospectus. You should not view Mr. Ford's, ARC Diamond's or Hunter's Glen/Ford's agreement to purchase shares of our common stock pursuant to the Investment Agreement as a recommendation or other indication that the exercise of your rights is in your best interests.

Listing

        The subscription rights will not be listed on the NYSE or any other stock exchange or national market.

Effect of the Rights Offering on our Common Stock

        Assuming that we issue all of the shares of common stock offered in the rights offering, approximately 51.3 million shares of our common stock will be issued and outstanding after its completion. If every subscription right were exercised, this would represent an increase of approximately 24% in the number of outstanding shares of common stock. Even though the rights will be offered on a one-for-one basis to each holder of our common stock, because Hunter's Glen/Ford has agreed to backstop the rights offering, the percentage of common stock owned by other stockholders as a group will decrease unless all of the other stockholders exercise in full the subscription rights they will receive.

        If Mr. Ford and ARC Diamond purchase the shares of our common stock under the Investment Agreement, no stockholders exercise their subscription rights and Hunter's Glen/Ford backstops the rights offering in full and the issuance and sale of our common stock under the NLASCO Agreement and the Flexpoint Agreement are completed, then Gerald J. Ford's beneficial ownership interest in our common stock will increase to approximately 31.5% from approximately 17.6%, and the ownership interest of the remaining current common stockholders, who currently own in the aggregate approximately 82.4% of our common stock, will decrease to approximately 62.3%. In the event that Mr. Ford and ARC Diamond purchase the shares of our common stock under the Investment Agreement, no stockholders exercise their subscription rights and Hunter's Glen/Ford backstops the rights offering in full but the issuance and sale of our common stock under the NLASCO Agreement and the Flexpoint Agreement are not completed, then Gerald J. Ford's beneficial ownership interest in our common stock will increase to approximately 33.6%, and the remaining current common stockholders' ownership interest will decrease to approximately 66.4%.

Effect of the Rights Offering on our OP Units

        The rights offering will affect the terms of redemption of the OP's common partnership units, or OP Units, for shares of our common stock. Pursuant to the First Amended and Restated Agreement of Limited Partnership of the OP, each of the limited partners and certain transferees have the right, subject to the terms and conditions set forth in the partnership agreement, to require us to redeem all or a portion of the OP Units held by such limited partners and transferees in exchange for a cash amount equal to the value of the OP Units. On or before the close of business on the fifth business day after we receive a notice of redemption, we may, in our sole and absolute discretion, elect to acquire some or all of the tendered OP Units from the tendering party in exchange for shares of our common stock, based on an exchange ratio of one share of our common stock for each OP Unit. Pursuant to the antidilution adjustments provided in the partnership agreement, if we distribute any rights to all holders of our common stock to subscribe for shares of our common stock at a price per share less than the market value of a share of our common stock on the record date for such distribution, then the exchange ratio with respect to the exchange of OP Units for shares of our common stock will be modified. Therefore, as a result of the distribution of the subscription rights in the rights offering, each holder of OP Units will receive 1.05 shares of our common stock per OP Unit tendered for redemption (assuming we elect to issue shares of our common stock in exchange for such tendered units).

Effect of the Rights Offering on the Exercise Price of our Warrants

        We currently have outstanding 806,362 warrants to purchase 806,362 shares of our common stock at an exercise price of $18.14 per share. The exercise price of the warrants and the number of shares purchasable upon exercise of the warrants are subject to adjustment in several circumstances including, among other things, the issuance or sale of additional shares of our common stock without consideration or for consideration per share less than the greater of the then-current market price per share of our common stock and the exercise price per share in effect immediately prior to such issuance or sale. As a result of the rights offering and the issuance and sale of our common stock under the Investment Agreement and the Flexpoint Agreement, the warrants will be exercisable for            shares of our common stock at an exercise price of $        per share.

Effect of the Rights Offering on our Senior Notes

        In August 2005, the OP issued $96,600,000 aggregate principal amount of 7 1/2% Senior Exchangeable Notes due 2025, referred to as the Notes. Holders of the Notes have the right to exchange, at any time on or prior to maturity or redemption, any outstanding Notes into shares of our common stock at an exchange rate of 69.8812 shares of our common stock per $1,000 principal amount of Notes. The issuance to all holders of our common stock of rights entitling them to purchase our common stock at less than the current market price of our common stock has the effect of modifying the exchange rate of the Notes into shares of our common stock. As a result of the rights offering, the exchange rate will be            shares of our common stock per $1,000 principal amount of Notes.

Other Matters

        We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by Federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of this rights offering in those states or other jurisdictions, or change the terms of this rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription privilege in order to comply with state securities laws. We may decline to make modifications to the terms of this rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by Federal or state laws or regulations from accepting or exercising the subscription rights, you will not be eligible to participate in this rights offering. We are not currently aware, however, of any states or jurisdictions that would preclude participation in this rights offering. In addition, we have no intention at this time of making any "blue sky" filings, as we believe them to be inapplicable.

USE OF PROCEEDS

        The gross proceeds from this rights offering are expected to be approximately $80 million. We intend to use the proceeds of the rights offering to partially fund the cash purchase price for our acquisition of NLASCO and to pay related fees and expenses of this offering.

INVESTMENT AGREEMENT

        ARC, Gerald J. Ford, ARC Diamond and Hunter's Glen/Ford have entered into an Investment Agreement, dated as of October 13, 2006, pursuant to which:

  •
  Mr. Ford and ARC Diamond agreed to purchase in a private placement 1,760,000 shares of our common stock, representing the full number of shares of our common stock they would otherwise have been entitled to subscribe for in the rights offering, at the same subscription per share;

  •
  Mr. Ford and ARC Diamond agreed not to exercise their rights in the rights offering; and

  •
  Hunter's Glen/Ford agreed to backstop the rights offering by purchasing in a private placement all of the shares of our common stock that are not otherwise subscribed for by holders other than Mr. Ford and ARC Diamond in the rights offering, at the same subscription price per share.

        Pursuant to the Investment Agreement, we will issue and sell 1,760,000 shares of our common stock to Mr. Ford and ARC Diamond, and we may issue up to 8,240,000 shares of our common stock to Hunter's Glen/Ford under the backstop arrangement, depending on our other stockholders' participation in the rights offering. The sale of common stock under the Investment Agreement will have a dilutive effect on the holders of our common stock to the extent that we issue any shares of our common stock to Hunter's Glen/Ford under the backstop arrangement and will have a dilutive effect on the voting power of the holders of our special voting stock to the extent that shares of our common stock are issued to Mr. Ford, ARC Diamond and Hunter's Glen/Ford. The issuance and sale of our common stock under the Investment Agreement is conditioned on the completion of the rights offering.

SPECIAL MEETING

        We will be holding a special meeting of stockholders on                        . At the special meeting, stockholders will be asked to:

(1)	consider and vote upon a proposal to approve the issuance and sale to Gerald J. Ford, ARC Diamond and Hunter's Glen/Ford of our common stock under the Investment Agreement, all at a price per share of $8.00;
(2)
consider and vote upon a proposal to approve the issuance and sale to Flexpoint of 2,087,683 shares of our common stock under the Flexpoint Agreement at a price per share of $9.58, subject to certain anti-dilution provisions;
(3)
consider and vote upon a proposal to amend our charter to restrict certain acquisitions of our securities in order to preserve the benefit of our net operating losses for tax purposes and to delete certain provisions which are no longer applicable to us as a result of the revocation of our status as a real estate investment trust;
(4)
consider and vote upon a proposal to approve any motion to adjourn or postpone the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposals; and
(5)	consider and transact any other business as may properly come before the special meeting or any adjournment(s) or postponement(s) thereof.

        If proposal 1 above is not approved by our stockholders at the special meeting, then the rights offering will be cancelled. The rights offering is not conditioned upon stockholder approval of any of the other matters to be voted on at the special meeting.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated financial information of Affordable Residential Communities Inc. reflecting the NLASCO acquisition as of and for the six months ended June 30, 2006 and for the year ended December 31, 2005 includes historical financial information contained within our filed Forms 8-K, 10-Q and 10-K, respectively, incorporated herein by reference.

        Our pro forma condensed consolidated balance sheet reflects adjustments to our historical financial data to give effect to (i) the NLASCO acquisition, (ii) the issuance of our common stock under the Flexpoint Agreement and (iii) the completion of our concurrent rights offering and the issuance of our common stock under the Investment Agreement and the resulting use of proceeds, as if each had occurred on June 30, 2006.

        Our pro forma condensed consolidated statements of operations reflect adjustments to our historical financial data to give effect to (i) the NLASCO acquisition, (ii) the issuance of our common stock under the Flexpoint Agreement and (iii) the completion of our concurrent rights offering and the issuance of our common stock under the Investment Agreement and the resulting use of proceeds, as if each had occurred on January 1, 2005.

        We have based our unaudited pro forma adjustments upon available information and assumptions that we consider reasonable. Our unaudited pro forma condensed consolidated financial information is not necessarily indicative of what our actual financial position or results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

        You should read our unaudited pro forma condensed consolidated financial information, together with the notes thereto, in conjunction with the more detailed information contained in our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is incorporated by reference herein.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2006
(In thousands)

	Historical	NLASCO Acquisition Historical(1)	Purchase Transactions(2)		Pro Forma
Assets
Rental and other property, net	$1,419,032	$808	$(491	)(f)	$1,419,349
Assets held for sale	28,814	—	—		28,814
Investments	—	132,079	(6,874 (62	)(d) )(h)	125,143
Cash and cash equivalents	32,195	40,136	100,000 16,350 (107,250 (3,500 (8,804 6,874 (5,600 491 (277	(a) (a) )(a) )(a) )(c) (d) )(e) (f) )(f)	70,615
Restricted cash	6,648	—	—		6,648
Tenant notes and other receivables, net	4,449	7,301	—		11,750
Premium and agents' balances	—	22,925	—		22,925
Notes receivable, net	32,485	—	—		32,485
Income taxes receivable	—	1,502	—		1,502
Loan origination costs, net	14,982	1,300	(1,300	)(k)	14,982
Loan reserves	38,635	—	—		38,635
Goodwill and other indefinite lived intangible asset	— —	13,827 —	7,347 3,000	(g) (o)	24,174
Finite lived intangible assets	9,259	—	14,100	(i)	23,359
Deferred income taxes	—	980	22,385	(j)	23,365
Deferred policy acquisition costs	—	17,707	(17,707	)(l)	—
Prepaid expenses and other assets	14,040	2,834	—		16,874

Total assets	$1,600,539	$241,399	$18,682		$1,860,620

Liabilities and Stockholders' Equity
Notes payable	$1,063,784	$50,777	$16,350 (277	(a) )(f)	$1,130,634
Related party notes payable	—	5,600	(5,600	)(e)	—
Liabilities related to assets held for sale	20,721	—	—		20,721
Loss and loss adjustment expenses	—	23,844	—	(m)	23,844
Unearned premiums	—	73,571	(20,869	)(n)	52,702
Accounts payable and accrued expenses	26,109	5,952	—		32,061
Dividends payable	1,903	—	—		1,903
Tenant deposits and other liabilities	16,345	1,842	—		18,187

Total liabilities	1,128,862	161,586	(10,396)		1,280,052

Minority interest	29,195	—	570	(p)	29,765
Stockholders' equity
Preferred stock	119,108	—	—		119,108
Common stock	413	—	134	(a)	547
Additional paid-in capital	793,868	18,010	(18,010 108,757 (570	)(b) (a) )(p)	902,055
Accumulated other comprehensive income	—	(2,028)	2,028	(b)	—
Less treasury stock at cost	—	(6,175)	6,175	(b)	—
Retained (deficit) earnings	(470,907)	70,006	(61,202 (8,804	)(b) )(c)	(470,907)

Total stockholders' equity	442,482	79,813	28,508		550,803

Total liabilities and stockholders' equity	$1,600,539	$241,399	$18,682		$1,860,620

(1)
Represents historical book value of NLASCO, the company being acquired by ARC, as of June 30, 2006.

(2)
Represents the purchase of NLASCO and other transactions to occur prior to or contemporaneously with the acquisition as follows:

(a)	The purchase price of NLASCO calculated as follows:			Shares
		Cash paid from sale of newly issued ARC shares to Flexpoint Partners	$20,000	2,157
		Cash paid from sale of newly issued ARC shares in the Rights Offering	80,000	10,000

		Cash raised from sales of common stock	100,000	12,157
		Fair market value of newly issued ARC shares to Seller	12,391	1,219

		Total additional stockholders' equity	112,391	13,376

		Cash paid by ARC. ARC borrows funds under its Lease Receivables line of credit	5,750

		Total purchase price of NLASCO excluding transaction costs	118,141
		Cost of acquisition funded with cash of ARC	1,500

		Purchase price of NLASCO	$119,641

	Cost of stockholder's equity:	Par value of common stock	$134
		Additional paid-in capital	112,257

		Additional stockholders' equity	112,391
		Equity issuance cost	(3,500)

		Net additional stockholders' equity	$108,891

	Cash paid to purchase NLASCO:	Cash from sale of common stock	$100,000
		Cash from issuance of ARC debt	5,750
		Acquisition transaction cost	1,500

		Total	$107,250

		Additional ARC debt to fund the following cash needs:
		Cash paid to purchase NLASCO	$5,750
		Equity issuance cost	3,500
		Transaction costs of acquisition	1,500
		Repayment of related party notes payable	5,600

			$16,350

(b)	Elimination of the historical equity of NLASCO in connection with the purchase by ARC.
(c)	Cash distribution of current year earnings to seller in connection with the NLASCO agreement.
		NLASCO stockholder's equity at June 30, 2006	$79,813
		NLASCO minimum equity committed after acquisition	71,009

		NLASCO dividend to seller prior to acquisition	$8,804

(d)	Repayment of note receivable from an affiliate of the seller with cash.
(e)	Repayment of a note payable by NLASCO.
(f)	Represents two aircraft at historical cost that will not be acquired by ARC. Notes payable on one aircraft will be repaid.

(g)	Total purchase price and purchase price allocation:
	Total purchase price calculated as follows:
	Total cash and equity consideration including acquisition costs	$119,641
	Liabilities assumed approximating fair market value
	Notes payable assumed	50,500
	Loss and loss adjustment expenses liability assumed	23,844
	Unearned premiums assumed	52,702
	Accounts payable and other liabilities assumed	7,794

	Total purchase price of NLASCO including transaction costs and assumed liabilities	$254,481

	Purchase price allocated to:
	Tangible assets at historical cost, which approximates fair market value	$34,879
	Investments, cash and cash equivalents at fair market value	157,963
	Finite lived intangible assets	14,100
	Deferred income tax asset, net	23,365

	Purchase price allocated to identifiable assets excluding other indefinite lived intangibles	230,307
	Other indefinite lived intangibles	3,000
	Goodwill	21,174

	Subtotal goodwill and other indefinite lived intangibles	24,174

	Total assets acquired	$254,481

(h)	Adjustment of NLASCO's held-to-maturity investments to market value. Available for sale investments are already at fair value.
(i)	Value assigned to finite lived intangible assets as follows:
	Customer relationships amortized over 12 years	$5,700
	Agent relationships amortized over 13 years	3,600
	Trade name amortized over 15 years	3,300
	Software acquired amortized over five years	1,500

		$14,100

	We retained the services of a third party to assist us with the identification and valuation of the finite lived intangible assets as listed above.
(j)	Deferred income taxes on acquisition adjustments are as follows:
	Additional deferred tax liabilities on purchase adjustments, primarily related to intangible assets (excluding goodwill) and the fair value of the unearned premiums, partially offset by a reduction in deferred tax liabilities resulting from the elimination of deferred policy acquisition costs and loan origination costs.	$(7,560)
	Decrease in deferred tax asset valuation allowance as a result of the increase in the above deferred tax liabilities net of the deferred tax asset of NLASCO and projected taxable income of NLASCO following acquisition by a subsidiary of ARC that files a separate Federal tax return.	29,945

	Increase in deferred tax asset	$22,385

	Represents the increase in the deferred tax asset associated with the federal income tax NOL carryforwards due to the reduction of its valuation allowance. The Company has NOLs available for carryforward of approximately $350 million, of which approximately $92 million is related to the subsidiary that will acquire NLASCO that files a separate return from ARC. We expect to be able to use approximately $58 million of these net operating losses during the carryover period based on our internally prepared operating results. We have used the reduction in the valuation allowance of the Company to reduce goodwill resulting from the acquisition in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."
(k)	Elimination of loan origination costs classified in other assets.
(l)	Elimination of deferred policy acquisition costs of the subsidiaries of NLASCO.

(m)	NLASCO expects to pay substantially all its loss and loss adjustment expenses within one year in accordance with its past practices. As a result we have not adjusted or otherwise discounted the future payments in determining fair value as such adjustment would be immaterial. This reserve is subject to a cash adjustment between the Company and NLASCO after a 36-month period pursuant to the reserve adjustment provisions of the NLASCO Agreement.
(n)	Represents the adjustment to the fair value of the unearned premiums. We retained the services of a third party to assist with this valuation.
(o)	The value of state insurance licenses with indefinite life at $100 thousand per state for 30 states.
(p)	Represents the reclassification adjustment to minority interest from stockholders' equity resulting from a decrease in the limited partners' ownership percentage from 3.5% to 2.8%, calculated on the pro forma common equity, including the effect of the change in conversion factor resulting from the rights offering.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2006

(In thousands, except per share amounts)

	Historical	NLASCO Acquisition Historical(1)	Purchase Transactions(2)			Pro Forma
Revenue
Rental income	$103,040	$—	$			$103,040
Net premiums earned	—	63,208		—	(f)	63,208
Sales of manufactured homes	5,666	—				5,666
Utility and other income	12,867	3,131				15,998
Net investment income	—	3,818		(172	)(e)	3,646
Net consumer finance interest income	424	—				424

Total revenue	121,997	70,157		(172)		191,982
Expenses
Property operations	32,754	—				32,754
Real estate taxes	10,168	—				10,168
Losses and loss adjustment expenses	—	29,913				29,913
Cost of manufactured homes sold	4,874	—				4,874
Retail home sales, finance and insurance	4,821	—				4,821
Property management	3,178	—				3,178
General and administrative	9,412	22,987		—	(f)	32,399
Depreciation and amortization	43,415	—		956	(a)	44,371
Loss on sale of airplane	541	—				541
Interest expense	39,605	2,331		573	(b)	42,509

Total expenses	148,768	55,231		1,529		205,528

Interest income	(871)	—				(871)

Income (loss) before allocation to minority interest and provision for income taxes	(25,900)	14,926		(1,701)		(12,675)
Provision for income taxes	—	(4,516)		4,516 (4,589	(c) )(c)	(4,589)

Income (loss) before allocation to minority interest	(25,900)	10,410		(1,774)		(17,264)
Minority interest	562	—		(485	)(d)	77

Income (loss) from continuing operations	(25,338)	10,410		(2,259)		(17,187)
Preferred stock dividend	(5,156)	—				(5,156)

Net income (loss) attributable to common stockholders	$(30,494)	$10,410		$(2,259)		$(22,343)

Loss per share attributable to common stockholders
Basic loss per share	$(0.74)					$(0.41)

Diluted loss per share	$(0.74)					$(0.41)

Weighted average common shares outstanding	41,231			13,376		54,607

(1)
Represents historical operations of NLASCO, the company being acquired by ARC, for the six months ended June 30, 2006.

(2)
Represents the purchase of NLASCO and other transactions to occur prior to or contemporaneously with the acquisition as follows:

(a)
Amortization of value assigned to finite lived intangible assets as follows:

	Intangible Value	Amortization
Customer relationships amortized on sum of the years method over 12 years in the first six months	$5,700	$439
Agent relationships amortized on sum of the years method over 13 years in the first six months	3,600	257
Trade name amortized over 15 years	3,300	110
Software acquired amortized over five years	1,500	150

	$14,100	$956

  (b)
  Interest expense adjustments calculated as follows

	Balance	Rate	Interest
ARC lease receivables line of credit increase	$16,350	9.50%	$777
NLASCO related party note payable repaid	(5,600)	7.00%	(196)
NLASCO notes repaid	(277)	5.95%	(8)

	$10,473		$573

  (c)
  Adjustment to income taxes as follows:

Elimination of income tax expense as follows: (a) current income tax is eliminated as a result of the pro forma utilization of the Company's NOL carryforwards; (b) deferred income taxes are eliminated as a result of the pro forma reduction of the Company's valuation allowance.	$4,516
Recognition of non-cash deferred income tax expense due to the utilization of the available NOL carryforwards.	$(4,589)
(d)	Represents minority interest at the pro forma 2.8% limited partner ownership applicable to fair value adjustments and net income of NLASCO.
(e)	Reduction in investment income due to assets sold before the closing of the acquisition	Investment	$6,874
		Rate	5.0%

			$172

  (f)
  No adjustment to net premiums earned and underwriting expenses included in general and administrative expense because the pro forma adjustments to unearned premiums and deferred policy acquisition costs will not have a continuing impact.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005

(In thousands, except per share amounts)

	Historical	NLASCO Acquisition Historical(1)	Purchase Transactions(2)			Pro Forma
Revenue
Rental income	$191,558	$—	$			$191,558
Net premiums earned	—	107,752		—	(f)	107,752
Sales of manufactured homes	39,331	—				39,331
Utility and other income	22,256	3,827				26,083
Net investment income	—	6,362		(344	)(e)	6,018

Total revenue	253,145	117,941		(344)		370,742
Expenses
Property operations	76,000	—				76,000
Real estate taxes	16,361	—				16,361
Losses and loss adjustment expenses	—	48,569				48,569
Cost of manufactured homes sold	37,105	—				37,105
Retail home sales, finance and insurance	18,072	—				18,072
Property management	9,781	—				9,781
General and administrative	27,634	38,760		—	(f)	66,394
Depreciation and amortization	77,859	—		1,911	(a)	79,770
Real estate and retail home asset impairment	21,822	—				21,822
Goodwill impairment	78,783	—				78,783
Net consumer finance interest expense	525	—				525
Interest expense	72,569	4,021		1,145	(b)	77,735

Total expenses	436,511	91,350		3,056		530,917

Interest income	(2,267)	—				(2,267)

Income (loss) before allocation to minority interest and provision for income taxes	(181,099)	26,591		(3,400)		(157,908)
Provision for income taxes	—	(9,214)		9,214 (8,227	(c) )(c)	(8,227)

Income (loss) before allocation to minority interest	(181,099)	17,377		(2,413)		(166,135)
Minority interest	7,313	—		(3,474	)(d)	3,839

Income (loss) from continuing operations	(173,786)	17,377		(5,887)		(162,296)
Preferred stock dividend	(10,312)	—				(10,312)

Net income (loss) attributable to common stockholders	$(184,098)	$17,377		$(5,887)		$(172,608)

Loss per share attributable to common stockholders
Basic loss per share	$(4.50)					$(3.18)

Diluted loss per share	$(4.50)					$(3.18)

Weighted average common shares outstanding	40,896			13,376		54,272

(1)
Represents historical operations of NLASCO, the company being acquired by ARC, for the year ended December 31, 2005.

(2)
Represents the purchase of NLASCO and other transactions to occur prior to or contemporaneously with the acquisition as follows:

(a)
Amortization of value assigned to finite lived intangible assets as follows:

	Intangible Value	Amortization
Customer relationships amortized on sum of the years method over 12 years in the first year	$5,700	$877
Agent relationships amortized on sum of the years method over 13 years in the first year	3,600	514
Trade name amortized over 15 years	3,300	220
Software acquired amortized over five years	1,500	300

	$14,100	$1,911

  (b)
  Interest expense adjustments calculated as follows

	Balance	Rate	Interest
ARC lease receivables line of credit increase	$16,350	9.50%	$1,553
NLASCO related party note payable repaid	(5,600)	7.00%	(392)
NLASCO notes repaid	(277)	5.95%	(16)

	$10,473		$1,145

  (c)
  Adjustment to income taxes as follows:

Elimination of income tax expense as follows: (a) current income tax is eliminated as a result of the pro forma utilization of the Company's NOL carryforwards; (b) deferred income taxes are eliminated as a result of the pro forma reduction of the Company's valuation allowance.	$9,214
Recognition of non-cash deferred income tax expense due to the utilization of the available NOL carryforwards.	$(8,227)
(d)	Represents minority interest at the pro forma 2.8% limited partner ownership applicable to fair value adjustments and net income of NLASCO.
(e)	Reduction in investment income due to assets sold before the closing of the acquisition	Investment	$6,874
		Rate	5.0%

			$344

  (f)
  No adjustment to net premiums earned and underwriting expenses included in general and administrative expense because the pro forma adjustments to unearned premiums and deferred policy acquisition costs will not have a continuing impact.

DILUTION

        Our stockholders will experience an immediate and substantial dilution of the net tangible book value of their common stock as a result of the rights offering and the issuance and sale of our common stock under the Investment Agreement, the Flexpoint Agreement and the NLASCO Agreement. At June 30, 2006, ARC had a net tangible book value of approxiately $418.2 million, or $10.13 per share of our common stock held by continuing stockholders. After giving effect to our concurrent agreements, the receipt by us of the net proceeds of shares issued by the Company from our concurrent agreements and the deduction of transaction and offering expenses, the pro forma net tangible book value at June 30, 2006, attributable to common stockholders would have been $488.3 million, or $8.93 per share of our common stock. This amount represents an immediate dilution in pro forma net tangible book value of $1.20 per share from the net book value of $10.13 per share at June 30, 2006.

Net tangible book value per share at June 30, 2006, before the rights offering and the issuance and sale of our common stock under the Investment Agreement, the Flexpoint Agreement and the NLASCO Agreement	$10.13
Net decrease in pro forma net tangible book value per share attributable to the rights offering and the issuance and sale of our common stock under the Investment Agreement, the Flexpoint Agreement and the NLASCO Agreement	(1.20)

Pro forma net tangible book value per share after giving effect to the rights offering and the issuance and sale of our common stock under the Investment Agreement, the Flexpoint Agreement and the NLASCO Agreement	$8.93

CAPITALIZATION

        The following table presents our cash, cash equivalents and short-term investments and capitalization as of June 30, 2006, as adjusted to give pro forma effect to the rights offering and the issuance and sale of our common stock under the Investment Agreement, the Flexpoint Agreement and the NLASCO Agreement. You should read the following information together with our consolidated financial statements and the notes to those financial statements included in the documents incorporated by reference in this prospectus.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
CAPITALIZATION
AS OF JUNE 30, 2006
(In thousands)

	Historical	NLASCO Acquisition Historical(1)	Purchase Transactions(2)		Pro Forma
Cash and cash equivalents	32,195	40,136	$100,000 16,350 (107,250 (3,500 (8,804 6,874 (5,600 491 (277	(a) (a) )(a) )(a) )(c) (d) )(e) (f) )(f)	70,615
Notes payable:
Senior fixed rate mortgage due 2012	$279,761	$—			$279,761
Senior fixed rate mortgage due 2014	194,169	—			194,169
Senior fixed rate mortgage due 2009	87,237	—			87,237
Various individual fixed rate mortgages due 2006 to 2031	135,829	—			135,829
Senior variable rate mortgage due 2007	116,757	—			116,757
Revolving credit mortgage facility due 2005	58,764	—			58,764
Trust preferred securities due 2035	25,780	—			25,780
Senior exchangeable notes due 2025	96,600	—			96,600
Consumer finance facility due 2008	19,345	—			19,345
Lease receivable facility due 2007	41,300	—	16,350	(a)	57,650
Floorplan line of credit due 2007	4,513	—			4,513
Variable rate note payable due April 2007	—	3,000			3,000
Variable rate surplus note payable due May 2033	—	10,000			10,000
Variable rate surplus note payable due September 2033	—	10,000			10,000
Variable rate surplus note payable due April 2034	—	7,500			7,500
Variable rate note payable due March 2035	—	20,000			20,000
Fixed rate secured note payable due January 2024	—	277	(277	)(f)	—
NLASCO related party notes payable	—	5,600	(5,600	)(e)	—
Other loans	3,729	—			3,729

Total debt	1,063,784	56,377	10,473		1,130,634
Minority interest	29,195	—	570	(g)	29,765
Stockholders' equity:
Preferred stock	119,108	—			119,108
Common stock	413	—	134	(a)	547
Additional paid-in capital	793,868	18,010	(18,010 108,757 (570	)(b) (a) )(g)	902,055
Accumulated other comprehensive income	—	(2,028)	2,028	(b)	—
Less treasury stock at cost	—	(6,175)	6,175	(b)	—
Retained (deficit) earnings	(470,907)	70,006	(61,202 (8,804	)(b) )(c)	(470,907)

Total stockholders' equity	442,482	79,813	28,508		550,803

Total capitalization	$1,535,461	$136,190	$39,551		$1,711,202

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
NOTES TO CAPITALIZATION
AS OF JUNE 30, 2006
(In thousands)

(1)
Represents historical book value of NLASCO, the company being acquired by ARC, as of June 30, 2006.

(2)
Represents the purchase of NLASCO and other transactions to occur prior to or contemporaneously with the acquisition as follows:

(a)	The purchase price of NLASCO calculated as follows:
		Cash paid from sale of newly issued ARC shares to Flexpoint Partners	$20,000
		Cash paid from sale of newly issued ARC shares in the Rights Offering	80,000

		Cash raised from sales of common stock	100,000
		Fair market value of newly issued ARC shares to sellers	12,391

		Total additional stockholders' equity	112,391
		Cash paid by ARC. ARC borrows funds under its Lease Receivables line of credit	5,750

		Total purchase price of NLASCO excluding transaction costs	118,141
		Cost of acquisition funded with cash of ARC	1,500

		Purchase price of NLASCO excluding transaction costs of common stock issuance	119,641

	Cost of stockholder's equity:	Par value of common stock	$134
		Additional paid-in capital	112,257

		Additional stockholders' equity	112,391
		Equity issuance cost	(3,500)

		Net additional stockholders' equity	$108,891

	Cash paid to purchase NLASCO:	Cash from sale of common stock	$100,000
		Cash from issuance of ARC debt	5,750
		Acquisition transaction cost	1,500

		Total	$107,250

		Additional ARC debt to fund the following cash needs:
		Cash paid to purchase NLASCO	$5,750
		Equity issuance cost	3,500
		Transaction costs of acquisition	1,500
		Repayment of related party notes payable	5,600

			$16,350

(b)	Elimination of the historical equity of NLASCO in connection with the purchase by ARC.
(c)	Cash distribution of current year earnings to sellers in connection with the NLASCO agreement.
		NLASCO stockholder's equity at June 30, 2006	$79,813
		NLASCO minimum equity committed after acquisition	71,009

		NLASCO dividend to sellers prior to acquisition	$8,804

(d)	Repayment of note receivable from an affiliate of the sellers with cash.
(e)	Repayment of a note payable by NLASCO.
(f)	Represents two aircraft at historical cost that will not be acquired by ARC. Notes payable on one aircraft will be repaid.
(g)	Represents the reclassification adjustment to minority interest from stockholders' equity resulting from a decrease in the limited partners' ownership percentage from 3.5% to 2.8%, calculated on the pro forma common equity, including the effect of the change in conversion factor resulting from the rights offering.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of certain U.S. Federal income tax consequences of the receipt of rights in the rights offering and the ownership, exercise and disposition of the rights to U.S. Holders, as defined below. This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect.

        This discussion does not address all aspects of U.S. Federal income taxation that may be applicable to specific holders in light of their particular circumstances or to holders subject to special treatment under the U.S. Federal income tax laws, including, but not limited to, financial institutions, insurance companies, tax exempt organizations retirement plans, partnerships and their partners, other pass-through entities and their members, dealers in securities, brokers, U.S. expatriates, persons who have acquired our common stock as part of a straddle, hedge, conversion transaction or other integrated investment, and foreign taxpayers. This discussion also does not address any aspect of state, local or foreign income or other tax laws. This discussion is limited to U.S. Holders that hold our common stock as a capital asset. For purposes of this discussion, a "U.S. Holder" is a holder that is, for U.S. Federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof, including the District of Columbia;

  •
  an estate the income of which is subject to United States Federal income taxation regardless of its source; or

  •
  a trust (a) with respect to which a court within the United States court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (b) that has in effect a valid election under applicable U.S. Treasury Regulations to be treated as a United States person.

        If a partnership (including any entity or arrangement treated as a partnership for United States Federal income tax purposes) holds our common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock we urge you to consult your own tax advisor.

        You should consult your tax advisor as to the particular tax consequences of your receipt of rights in the rights offering and the ownership, exercise and disposition of the rights, including the applicability of any Federal estate or gift tax laws or any state, local or foreign tax laws, any changes in applicable tax laws and any pending or proposed legislation or regulations.

Receipt of the Rights; Tax Basis and Holding Period

        You will not recognize taxable income for United States Federal income tax purposes in connection with the receipt of rights in the rights offering, and, except as provided below, the basis of the rights received by a U.S. Holder as a distribution with respect to such U.S. Holder's common stock will be zero. If either (1) the fair market value of the rights on the date that such rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which they are received or (2) you elect, in your United States Federal income tax return for the taxable year in which the rights are received, to allocate part of the tax basis of such common stock to the rights, then upon exercise or transfer of the rights, a U.S. Holder's basis in the common stock with respect to which the rights are received will be allocated between the rights and such common stock in proportion to their respective fair market values on the date the rights are distributed.

        Your holding period for the rights received in the rights offering will include your holding period for the common stock with respect to which the rights were received.

Expiration of the Rights

        If you allow rights received in the rights offering to expire, you will not recognize any gain or loss. If you have tax basis in the rights, the tax basis of the common stock owned by you with respect to which such rights were distributed will be restored to the tax basis of such common stock immediately before the receipt of the rights in the rights offering.

Exercise of the Rights

        Generally, you should not recognize any gain or loss upon the exercise of rights received in the rights offering, and the tax basis of the shares of common stock acquired through exercise of the rights should equal the sum of the subscription price for the shares and your tax basis, if any, in the rights, as described above. The holding period for shares of common stock acquired through exercise of the rights will begin on the date the rights are exercised.

Dividends on Shares of Common Stock

        Distributions, if any, made to U.S. Holders on shares of common stock acquired through the exercise of rights generally will be taxable as dividend income to the extent that the distributions are made out of our current or accumulated earnings and profits as determined for U.S. Federal income tax purposes. Any distributions in excess of our current or accumulated earnings and profits will be treated first as a tax-free return of capital which reduces the U.S. Holder's tax basis in our common shares to the extent thereof, and thereafter as capital gain from the sale or exchange of our common shares. Under recently enacted legislation, "qualified dividend income" received by noncorporate holders of stock is currently taxed at the capital gain rate, which is currently a maximum of 15%. The tax on "qualified dividend income" is currently scheduled to increase after 2010. Dividends that we pay with respect to common stock acquired through the exercise of rights generally will be qualified dividend income provided that (i) you are an individual, (ii) you hold such common stock for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, and (iii) you meet certain other requirements.

Sale of Shares of Common Stock

        You generally should recognize capital gain or loss upon the sale of common stock acquired through the exercise of rights in an amount equal to the difference between the amount realized and your tax basis in the common stock. The capital gain or loss should be long-term if your holding period in the shares is more than one year. Generally, long-term capital gains recognized by individuals are taxable at a maximum rate of 15%, and long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. If you have held your shares of common stock for one year or less, your capital gain or loss will be short-term. Short-term capital gains generally are taxed at the rates applicable to ordinary income. Your ability to use any capital loss is subject to substantial restrictions.

Information Reporting and Backup Withholding

        Under the Code, you may be subject, under certain circumstances, to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of common stock acquired through the exercise of rights. Withholding generally applies only if you (i) fail to furnish your social security or other taxpayer identification number, or TIN, (ii) furnish an incorrect TIN, (iii) fail to report dividends properly, or (iv) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct and that you are not subject to backup withholding.

Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your Federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. You should consult your tax advisors as to your qualification for exemption from withholding and the procedure for obtaining such exemption.

LEGAL MATTERS

        The validity and binding effect of the subscription rights and the validity of the shares of common stock offered pursuant to this rights offering will be passed upon for us by Venable LLP, Baltimore, Maryland.

EXPERTS

        The financial statements, financial statement schedule and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Current Report on Form 8-K dated October 5, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We are currently subject to the information and reporting requirements of the Exchange Act, and in accordance therewith file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Those reports and other information so filed with the SEC may be inspected and copied, at the prescribed rates, at the public reference facilities maintained by the SEC at 100 F. Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room is available by calling the Commission at 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web at http://www.sec.gov, which contains reports and other information regarding registrants. You can also inspect reports, proxy statements and other information pertaining to us at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

        We filed a registration statement on Form S-3 to register with the SEC the securities offered by this prospectus. This prospectus is a part of that registration statement. As allowed by the rules of the SEC, this prospectus does not contain all of the information you can find in our registration statement or the exhibits to the registration statement.

        You should rely only on the information or representations provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus is correct after this date.

INCORPORATION OF DOCUMENTS BY REFERENCE

        We incorporate by reference into this prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supercede that information. This prospectus incorporates by reference the documents set forth below, that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

  •
  our Annual Report on Form 10-K for the year ended December 31, 2005;

  •
  our Quarterly Report on Form 10-Q filed May 10, 2006, for the quarterly period ended March 31, 2006;

  •
  our Quarterly Report on Form 10-Q filed August 4, 2006, for the quarterly period ended June 30, 2006;

  •
  our Current Reports on Form 8-K filed January 18, 2006, March 8, 2006, March 15, 2006, April 10, 2006, June 12, 2006, July 11, 2006, July 13, 2006, July 17, 2006, July 19, 2006, July 31, 2006, September 25, 2006, October 5, 2006, October 10, 2006 and October 16, 2006;

  •
  our Preliminary Proxy Statement for a Special Meeting of Stockholders filed on October 17, 2006; and

  •
  the description of Affordable Residential Communities Inc.'s capital stock contained in its Registration Statement on Form 8-A (File No. 1-31987) filed February 9, 2004, including any amendment or reports filed for the purpose of updating such description.

        All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the date of the completion of the offering of the securities described in this prospectus shall also be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents. Any statement contained in this prospectus or in a previously filed document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or was deemed to be incorporated by reference in this prospectus modifies or supercedes that statement. Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this prospectus.

        The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

        You can obtain any of the documents incorporated by reference in this document from us, or from the SEC through the SEC's Internet World Wide Web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document, at no cost, by requesting them in writing or by telephone from us at the following address or telephone number:

Affordable Residential Communities Inc.
Attention: Corporate Secretary
7887 E. Belleview Ave., Suite 200
Englewood, Colorado 80111
(303) 383-7500

10,000,000 SHARES
AFFORDABLE RESIDENTIAL COMMUNITIES INC.
COMMON STOCK

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

        All capitalized terms used and not defined in Part II of this registration statement shall have the meaning assigned to them in the prospectus which forms a part of this registration statement.

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTIONS.

        The following table sets forth the estimated costs and expenses payable by the registrant in connection with the offering of the common stock. All the amounts shown are estimates except the Securities and Exchange Commission registration fee and filing fee.

Registration Fee—Securities and Exchange Commission	$8,560
Filing Fee—Securities and Exchange Commission	8,384
Printing	170,000
Legal Fees and Expenses	1,000,000
Flexpoint Consulting	1,900,000
Accounting Fees and Expenses	200,000
Miscellaneous	213,056

Total	$3,500,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains a provision which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

        Maryland law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

        In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

        Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate us to indemnify (a) any present or former director or officer or (b) any individual who, while a director or officer and, at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, against any claim or liability arising from that status and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us to provide such indemnification and advance of expenses. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities descried above and any employee or agent of us or our predecessor.

ITEM 16. EXHIBITS.

Exhibit Number	Description
2.1	Transaction Agreement, dated as of October 14, 2003, by and among Hometown America, L.L.C., Affordable Residential Communities LP (formerly known as Affordable Residential Communities IV, LP) and Affordable Residential Communities Inc. (formerly known as ARC IV REIT, Inc.) (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-11 of Affordable Residential Communities Inc. (File No. 333-109816) ).
2.2	Amendment No. 1, dated as of November 4, 2003, to the Transaction Agreement, dated as of October 14, 2003, by and among Hometown America, L.L.C., Affordable Residential Communities LP (formerly known as Affordable Residential Communities IV, LP) and Affordable Residential Communities Inc. (formerly known as ARC IV REIT, Inc.) (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form S-11 of Affordable Residential Communities Inc. (File No. 333-109816)).
2.3	Stock Purchase Agreement, dated as of October 6, 2006, among Affordable Residential Communities Inc., ARC Insurance Holdings Inc., C. Clifton Robinson, C.C. Robinson Property, Ltd. and the Robinson Charitable Remainder Unitrust (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on October 10, 2006 (File No. 001-31987)).
3.1	Articles of Amendment and Restatement of Affordable Residential Communities Inc. (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004).
3.2	Corporate Charter Certificate of Notice, filed June 6, 2005 (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-3 of Affordable Residential Communities Inc. (File No. 333-125854)).
3.3	Amended and Restated Bylaws of Affordable Residential Communities Inc. (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004).
3.4	Articles Supplementary of Affordable Residential Communities Inc. Designating a Series of Preferred Stock (incorporated by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004).

4.1	Third Amended and Restated Registration Rights Agreement, dated as of February 18, 2004, by and among Affordable Residential Communities Inc. and the parties listed on the exhibits thereto (incorporated by reference to Exhibit 4.1 to the Annual Report on Form 10-K of Affordable Residential Communities Inc. for the year ended December 31, 2003 (File No. 001-31987)).
4.2	Certificate of Common Stock of Affordable Residential Communities Inc. (incorporated by reference to Exhibit 4.2 to the Annual Report on Form 10-K of Affordable Residential Communities Inc. for the year ended December 31, 2003 (File No. 001-31987)).
4.3	Certificate of 8.25% Series A Cumulative Redeemable Preferred Stock of Affordable Residential Communities Inc. (incorporated by reference to Exhibit 4.3 to the Annual Report on Form 10-K of Affordable Residential Communities Inc. for the year ended December 31, 2003 (File No. 001-31987)).
4.4	Second Amended and Restated Supplemental Stockholders Agreement, dated as of February 18, 2004, by and among Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P., Thomas H. Lee Foreign Fund IV-B, L.P., Thomas H. Lee Charitable Investments Limited Partnership, Thomas H. Lee Limited Partnership, Capital ARC Holdings, LLC, Nassau Capital Funds L.P., Nassau Capital Partners II, L.P., NAS Partners I, L.L.C. and the individuals listed on the signature pages thereto (incorporated by reference to Exhibit 4.4 to the Annual Report on Form 10-K of Affordable Residential Communities Inc. for the year ended December 31, 2003 (File No. 001-31987)).
4.5	First Amended and Restated Pairing Agreement, dated as of February 12, 2004, by and between Affordable Residential Communities Inc. and Affordable Residential Communities LP (incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-K of Affordable Residential Communities Inc. for the year ended December 31, 2003 (File No. 001-31987)).
4.6	Form of Warrant, dated August 9, 2000 (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-3 of Affordable Residential Communities Inc. (File No. 333-124073) ).
4.7	Series B Partnership Unit Designation of Affordable Residential Communities LP (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-3 of Affordable Residential Communities Inc. (File No. 333-124073)).
4.8	Indenture, dated as of August 9, 2005, by and between Affordable Residential Communities LP and U.S. Bank National Association, as Trustee, regarding the 7 1/2% Senior Exchangeable Notes Due 2025 of Affordable Residential Communities LP (incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on August 3, 2005 (File No. 001-31987)).
4.9	Purchase Agreement, dated August 3, 2005, among Affordable Residential Communities LP, Affordable Residential Communities Inc., Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on August 3, 2005 (File No. 001-31987)).

4.10	Registration Rights Agreement, dated August 9, 2005, among Affordable Residential Communities LP, Affordable Residential Communities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 99.4 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on August 3, 2005 (File No. 001-31987)).
4.11	Common Stock Delivery Agreement, dated August 9, 2005, by and between Affordable Residential Communities LP and Affordable Residential Communities Inc. (incorporated by reference to Exhibit 99.5 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on August 3, 2005 (File No. 001-31987)).
4.12	Letter Agreement, dated May 20, 2005, by and between Affordable Residential Communities Inc. and Gerald J. Ford (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on May 23, 2005 (File No. 001-31987)).
4.13	Rights Agreement, dated as of July 11, 2006, by and between the Company and American Stock Transfer & Trust Company, including the Form of Rights Certificate attached as Exhibit B thereto and the Summary of Rights to Purchase Preferred Stock attached as Exhibit C thereto (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on July 11, 2006 (File No. 001-31987)).
4.14	Stock Purchase Agreement, dated as of October 6, 2006, among Affordable Residential Communities Inc. and Flexpoint Fund, L.P. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on October 10, 2006 (File No. 001-31987)).
4.15	Investment Agreement, dated as of October 13, 2006, among Affordable Residential Communities Inc., Gerald J. Ford, ARC Diamond, LP and Hunter's Glen/Ford, Ltd. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on October 16, 2006 (file No. 001-31987)).
99.1*	Form of Letter to Stockholders
99.2*	Form of Letter to Brokers, Dealers, Trust Companies and Other Nominees
99.3*	Form of Rights Certificate
99.4*	Form of Instruction for Use of ARC's Subscription Rights Certificates
99.5*	Form of Letter to Clients
99.6*	Form of Notice of Guaranteed Delivery for Subscription Rights
99.7*	Form of Beneficial Owners Election Form
5.1*	Opinion of Venable LLP.
23.1*	Consent of Venable LLP (included in their opinion filed as Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Jaynes, Reitmeier, Boyd & Therrell, P.C.
24.1	Power of Attorney (see the signature page to this Form S-3 Registration Statement).

*
To be filed by amendment.

ITEM 17. UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in "Item 15—Indemnification of Directors and Officers" above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 17th day of October, 2006.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
By:	/s/ LARRY D. WILLARD Larry D. Willard Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

        Each person whose signature appears below authorizes Scott L. Gesell and Larry D. Willard, and each of them, each of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to execute in the name of each such person who is then an officer or director of Affordable Residential Communities Inc., and to file any amendments (including post effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ LARRY D. WILLARD Larry D. Willard	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 17, 2006
/s/ LAWRENCE E. KREIDER Lawrence E. Kreider	Chief Financial Officer and Chief Information Officer (Principal Financial and Accounting Officer)	October 17, 2006
/s/ JAMES F. KIMSEY James F. Kimsey	Director, President and Chief Operating Officer	October 17, 2006
/s/ RHODES BOBBITT Rhodes Bobbitt	Director	October 17, 2006

/s/ W. JORIS BRINKERHOFF W. Joris Brinkerhoff	Director	October 17, 2006
/s/ CHARLES R. CUMMINGS Charles R. Cummings	Director	October 17, 2006
/s/ GERALD J. FORD Gerald J. Ford	Director	October 17, 2006
/s/ J. MARKHAM GREEN J. Markham Green	Director	October 17, 2006
/s/ JAMES R. STAFF James R. Staff	Director	October 17, 2006
/s/ CARL B. WEBB Carl B. Webb	Director	October 17, 2006

EXHIBIT INDEX

Exhibit Number	Description
2.1
Transaction Agreement, dated as of October 14, 2003, by and among Hometown America, L.L.C., Affordable Residential Communities LP (formerly known as Affordable Residential Communities IV, LP) and Affordable Residential Communities Inc. (formerly known as ARC IV REIT, Inc.) (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-11 of Affordable Residential Communities Inc. (File No. 333-109816)).
2.2
Amendment No. 1, dated as of November 4, 2003, to the Transaction Agreement, dated as of October 14, 2003, by and among Hometown America, L.L.C., Affordable Residential Communities LP (formerly known as Affordable Residential Communities IV, LP) and Affordable Residential Communities Inc. (formerly known as ARC IV REIT, Inc.) (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form S-11 of Affordable Residential Communities Inc. (File No. 333-109816)).
2.3
Stock Purchase Agreement, dated as of October 6, 2006, among Affordable Residential Communities Inc., ARC Insurance Holdings Inc., C. Clifton Robinson, C.C. Robinson Property, Ltd. and the Robinson Charitable Remainder Unitrust (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on October 10, 2006 (File No. 001-31987)).
3.1
Articles of Amendment and Restatement of Affordable Residential Communities Inc. (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004).
3.2
Corporate Charter Certificate of Notice, filed June 6, 2005 (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-3 of Affordable Residential Communities Inc. (File No. 333-125854)).
3.3
Amended and Restated Bylaws of Affordable Residential Communities Inc. (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004).
3.4
Articles Supplementary of Affordable Residential Communities Inc. Designating a Series of Preferred Stock (incorporated by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004).
4.1
Third Amended and Restated Registration Rights Agreement, dated as of February 18, 2004, by and among Affordable Residential Communities Inc. and the parties listed on the exhibits thereto (incorporated by reference to Exhibit 4.1 to the Annual Report on Form 10-K of Affordable Residential Communities Inc. for the year ended December 31, 2003 (File No. 001-31987)).
4.2
Certificate of Common Stock of Affordable Residential Communities Inc. (incorporated by reference to Exhibit 4.2 to the Annual Report on Form 10-K of Affordable Residential Communities Inc. for the year ended December 31, 2003 (File No. 001-31987)).
4.3
Certificate of 8.25% Series A Cumulative Redeemable Preferred Stock of Affordable Residential Communities Inc. (incorporated by reference to Exhibit 4.3 to the Annual Report on Form 10-K of Affordable Residential Communities Inc. for the year ended December 31, 2003 (File No. 001-31987)).

4.4
Second Amended and Restated Supplemental Stockholders Agreement, dated as of February 18, 2004, by and among Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P., Thomas H. Lee Foreign Fund IV-B, L.P., Thomas H. Lee Charitable Investments Limited Partnership, Thomas H. Lee Limited Partnership, Capital ARC Holdings, LLC, Nassau Capital Funds L.P., Nassau Capital Partners II, L.P., NAS Partners I, L.L.C. and the individuals listed on the signature pages thereto (incorporated by reference to Exhibit 4.4 to the Annual Report on Form 10-K of Affordable Residential Communities Inc. for the year ended December 31, 2003 (File No. 001-31987)).
4.5
First Amended and Restated Pairing Agreement, dated as of February 12, 2004, by and between Affordable Residential Communities Inc. and Affordable Residential Communities LP (incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-K of Affordable Residential Communities Inc. for the year ended December 31, 2003 (File No. 001-31987)).
4.6	Form of Warrant, dated August 9, 2000 (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-3 of Affordable Residential Communities Inc. (File No. 333-124073)).
4.7
Series B Partnership Unit Designation of Affordable Residential Communities LP (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-3 of Affordable Residential Communities Inc. (File No. 333-124073)).
4.8
Indenture, dated as of August 9, 2005, by and between Affordable Residential Communities LP and U.S. Bank National Association, as Trustee, regarding the 7 1/2% Senior Exchangeable Notes Due 2025 of Affordable Residential Communities LP (incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on August 3, 2005 (File No. 001-31987)).
4.9
Purchase Agreement, dated August 3, 2005, among Affordable Residential Communities LP, Affordable Residential Communities Inc., Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on August 3, 2005 (File No. 001-31987)).
4.10
Registration Rights Agreement, dated August 9, 2005, among Affordable Residential Communities LP, Affordable Residential Communities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 99.4 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on August 3, 2005 (File No. 001-31987)).
4.11
Common Stock Delivery Agreement, dated August 9, 2005, by and between Affordable Residential Communities LP and Affordable Residential Communities Inc. (incorporated by reference to Exhibit 99.5 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on August 3, 2005 (File No. 001-31987)).
4.12
Letter Agreement, dated May 20, 2005, by and between Affordable Residential Communities Inc. and Gerald J. Ford (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on May 23, 2005 (File No. 001-31987)).

4.13
Rights Agreement, dated as of July 11, 2006, by and between the Company and American Stock Transfer & Trust Company, including the Form of Rights Certificate attached as Exhibit B thereto and the Summary of Rights to Purchase Preferred Stock attached as Exhibit C thereto (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on July 11, 2006 (File No. 001-31987)).
4.14
Stock Purchase Agreement, dated as of October 6, 2006, among Affordable Residential Communities Inc. and Flexpoint Fund, L.P. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on October 10, 2006 (File No. 001-31987)).
4.15
Investment Agreement, dated as of October 13, 2006, among Affordable Residential Communities Inc., Gerald J. Ford, ARC Diamond, LP and Hunter's Glen/Ford, Ltd. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K Filed by Affordable Residential Communities Inc. on October 16, 2006 (File No. 001-31987)).
99.1	*	Form of Letter to Stockholders
99.2	*	Form of Letter to Brokers, Dealers, Trust Companies and Other Nominees
99.3	*	Form of Rights Certificate
99.4	*	Form of Instruction for Use of ARC's Subscription Rights Certificates
99.5	*	Form of Letter to Clients
99.6	*	Form of Notice of Guaranteed Delivery for Subscription Rights
99.7	*	Form of Beneficial Owners Election Form
5.1	*	Opinion of Venable LLP.
23.1	*	Consent of Venable LLP (included in their opinion filed as Exhibit 5.1).
23.2		Consent of PricewaterhouseCoopers LLP.
23.3		Consent of Jaynes, Reitmeier, Boyd & Therrell, P.C.
24.1		Power of Attorney (see the signature page to this Form S-3 Registration Statement).

*
To be filed by amendment.